Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

dated as of

June 22, 2014

among

MICROS SYSTEMS, INC.,

OC ACQUISITION LLC,

ROCKET ACQUISITION CORPORATION

and

ORACLE CORPORATION

i

ii

Exhibit A – Form of Tender and Support Agreements

Exhibit B – Conditions to the Offer

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of June 22, 2014, among MICROS Systems, Inc., a Maryland corporation (the “Company”), OC Acquisition LLC, a Delaware limited liability company (“Parent”), and Rocket Acquisition Corporation, a Maryland corporation and a direct or indirect wholly-owned subsidiary of Parent or Ultimate Parent (“Merger Subsidiary”). Oracle Corporation, a Delaware corporation (“Ultimate Parent”), is a party solely with respect to performance of its obligations set forth in Section 3.06, Section 10.07, Section 10.08 and Section 10.15.

WHEREAS, the Boards of Directors of each of the Company and Merger Subsidiary have approved this Agreement, declared the advisability of the transactions contemplated hereby and determined that it is in the best interests of their respective stockholders for Merger Subsidiary to make and consummate the Offer and to consummate the Merger (as defined below) and the other transactions contemplated hereby, in each case, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, in furtherance of the contemplated acquisition of the Company by Parent, it is proposed that Merger Subsidiary will make a tender offer (as it may be amended from time to time, the “Offer”) to purchase any and all of the issued and outstanding shares of Company Common Stock at a price per share of $68.00, net to the seller in cash (such amount, or any other amount per share of Company Common Stock paid pursuant to the Offer in accordance with this Agreement, the “Offer Price”), without interest thereon and subject to any required Tax withholding made pursuant to Section 3.08, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, it is further proposed that, after acquiring shares of Company Common Stock pursuant to the Offer, Merger Subsidiary shall merge with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the merger of Merger Subsidiary with and into the Company being referred to in this Agreement as the “Merger”); and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Ultimate Parent’s, Parent’s and Merger Subsidiary’s willingness to enter into this Agreement, certain stockholders of the Company are executing and delivering tender and support agreements in favor of Parent and Merger Subsidiary in the form attached as Exhibit A hereto (the “Tender and Support Agreements”) pursuant to which those stockholders, among other things, will agree to tender all outstanding shares of Company Common Stock beneficially owned by them to Merger Subsidiary in response to the Offer.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01.         Definitions.

(a)          As used herein, the following terms have the following meanings:

“Acceptance Time” means the first time as of which Merger Subsidiary accepts any shares of Company Common Stock for payment pursuant to the Offer.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest from any Third Party relating to any transaction or series of related transactions involving (i) any acquisition or purchase by any Person, directly or indirectly, of 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, or any tender offer (including a self-tender) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of outstanding voting or equity securities of the Company or any of its Subsidiaries, (ii) any merger, amalgamation, consolidation, share exchange, business combination, joint venture or other similar transaction involving the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries, (iii) any sale, lease, exchange, transfer, license (other than licenses in the ordinary course of business), acquisition or disposition of 15% or more of the consolidated assets of the Company and its Subsidiaries (measured by the lesser of book or fair market value thereof) or (iv) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, the business of which constitutes 15% or more of the consolidated net revenues, net income or assets of the Company and its Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Antitrust Laws” means applicable federal, state, local or foreign antitrust, competition, premerger notification or trade regulation laws, regulations or Orders.

“Applicable Law” means, with respect to any Person, any international, national, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Closing Date” means the date of Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Balance Sheet” means the consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2014 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2014.

“Company Balance Sheet Date” means March 31, 2014.

“Company Board” means the Board of Directors of the Company. For purposes of this Agreement, unless otherwise specifically provided for herein, any determination or action by the Company Board shall be a determination or action approved by the greater of (i) a majority of the entire number of directors or (ii) the number of directors required to approve such action at a meeting duly called and held at which all members of the Company Board were present and voting.

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“Company IP” means any and all Intellectual Property that has been used, is used or is held for use in the business of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means (i) a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii)an effect that would prevent, materially delay or materially impair Parent’s ability to make, or to purchase or pay for shares tendered pursuant to, the Offer, or the Company’s ability to consummate the Merger, excluding in the case of clause (i) above, any such material adverse effect resulting from or arising out of (A) the announcement or pendency of the Merger (including any loss of or adverse change in the relationship of the Company and its Subsidiaries with their respective employees, customers, resellers, partners, licensors, licensees, distributors or suppliers related thereto), (B) general economic or political conditions (including acts of terrorism or war) to the extent that such conditions do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (C) general conditions in the industry in which the Company and its Subsidiaries operate to the extent that such conditions do not disproportionately affect the Company and its Subsidiaries, taken as a whole, as compared to other companies participating in the same industry as the Company, (D) any changes (after the date hereof) in GAAP or Applicable Law, (E) any failure to take any action in compliance with the restrictions or other prohibitions set forth in Section 7.01(b), or the taking of any specific action at the written direction of Parent, (F) any Proceeding made or brought by any holder of shares of Company Common Stock (on the holder’s own behalf or on behalf of the Company) arising out of or related to this Agreement or any of the transactions contemplated hereby (including the Merger) or (G) any failure by the Company to meet internal or analysts’ estimates or projections (it being understood that any cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).

“Company Products” means each product (including any hardware, Software and firmware product) or service developed, manufactured, sold, licensed, leased or delivered by the Company or any of its Subsidiaries.

“Company Registered IP” means all of the Registered IP owned by, under obligation of assignment to, or filed in the name of, the Company or any of its Subsidiaries.

“Company Return” means any Tax Return of, with respect to or that includes the Company or any of its Subsidiaries.

“Company Stock Option” means each compensatory option to purchase Company Common Stock outstanding under any Company Stock Plan or otherwise.

“Company Stock Plans” means the MICROS Systems, Inc. 1991 Stock Option Plan, as amended, and the Restated Supplemental Executive Retirement Plan, as revised.

“Contract” means any legally binding written or oral contract, agreement, note, bond, indenture, mortgage, guarantee, option, lease (or sublease), license, sales or purchase order, warranty, commitment, or other instrument, obligation, arrangement or understanding of any kind.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 or 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA or Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Company Employee Plans.

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“Environmental Law” means any Applicable Law or any agreement with any Governmental Authority or other Person, relating to human health and safety, the environment or any Hazardous Substance.

“Environmental Permits” means, with respect to any Person, all Governmental Authorizations relating to or required by Environmental Law and affecting, or relating in any way to, the business of such Person or any of its Subsidiaries.

“Equity Interest” means any share, capital stock, partnership, member or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to the Company or any of its Subsidiaries, any entity that is (or at the relevant time was) treated as a single employer with the Company or such Subsidiary or under common control with the Company or such Subsidiary within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001(b)(1) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Executive Officer” shall have the meaning set forth in Rule 3b-7 of the Exchange Act.

“GAAP” means generally accepted accounting principles in the United States, as in effect on the date hereof.

“Governmental Authority” means (i) any government or any state, department, local authority or other political subdivision thereof, or (ii) any governmental or quasi-governmental body, agency, authority (including any central bank, Taxing Authority or transgovernmental or supranational entity or authority), minister or instrumentality (including any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits, certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Government Contract” means any Contract between, on the one hand, the Company or any of the Subsidiaries and, on the other hand: (i) the United States government or any other Governmental Authority, (ii) any prime contractor to the United States government or any other Governmental Authority or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii).

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

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“Indebtedness” means, collectively, any (i) indebtedness for borrowed money,

(ii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iii) amounts owing as deferred purchase price for the purchase of any property, (iv)obligations under capital leases, or (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any other Person.

“Intellectual Property” means any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, divisionals, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority to or serving as a basis for priority thereof; (ii) all inventions (whether or not patentable), invention disclosures, improvements, trade secrets, proprietary information, know how, computer Software (in both source code and object code form), business methods, technical data and customer lists, tangible or intangible proprietary information, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor throughout the world; (vi) all databases and all rights therein throughout the world; (vii) all moral and economic rights of authors and inventors, however denominated, throughout the world; (viii) all web addresses, sites and domain names and numbers, social network application names and application IDs, usernames, user IDs and identification numbers; and (ix) any similar or equivalent rights to any of the foregoing anywhere in the world.

“Internal Revenue Service” means the United States Internal Revenue Service.

“International Plan” means any compensation or benefit plan that is entered into, maintained, administered or contributed to by the Company or any of its Subsidiaries under the law or applicable custom or rule of the relevant jurisdiction outside the United States.

“IT Assets” means all hardware, Software, networks and connecting media and related infrastructure used by the Company or any of its Subsidiaries in support of their respective business operations.

“Knowledge of the Company” means knowledge, after reasonable inquiry, of each of the individuals identified in Section 1.01 of the Company Disclosure Schedule.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, claim, infringement, right of first refusal, preemptive right, community property right or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“made available” means (unless otherwise specified), with respect to a particular document, item or other piece of information, inclusion (and unrestricted availability) in the virtual data room hosted by IntraLinks, Inc. in connection with the Merger on or prior to 8:00 a.m. Eastern Daylight Time on June 22, 2014 (it being understood and agreed that as soon as practicable after the date of this Agreement, the Company shall deliver to Parent on optical media format a complete and accurate copy of the contents of said virtual data room as of the date of this Agreement).

“MGCL” means the Maryland General Corporation Law.

5

“Nasdaq” means the Nasdaq Global Select Market.

“NYSE” means the New York Stock Exchange.

“Order” means, with respect to any Person, any order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or arbitrator that is binding upon or applicable to such Person or its property.

“Other Company Representations” means the representations and warranties of the Company contained in ARTICLE 5, other than the Specified Company Representations.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) Liens disclosed on the Company Balance Sheet, (ii) Liens for Taxes that are (A) not yet due and payable as of the Closing Date or (B) being contested in good faith (and for which adequate accruals or reserves have been established on the Company Balance Sheet), and (iii) mechanics’, carriers’, workmen’s, repairmen’s or other like liens or other similar encumbrances arising or incurred in the ordinary course of business consistent with past practice that, in the aggregate, do not materially impair the value or the present or intended use and operation of the assets to which they relate.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, claim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.

“Registered IP” means all United States, international and foreign: (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part thereof, and all patents, applications, documents and filings claiming priority thereto or serving as a basis for priority thereof; (ii) registered trademarks, registered service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks; (iii) registered copyrights and applications for copyright registration; (iv) domain name registrations and Internet number assignments; and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.

“Representatives” means, with respect to any Person, the directors, officers, employees, financial advisors, attorneys, accountants, consultants, agents and other authorized representatives of such Person, acting in such capacity.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

6

“Software” means any computer program, operating system, applications system, firmware or other code of any nature, whether operational, under development or inactive, including all object code, source code, data files, rules, data collections, diagrams, protocols, specifications, interfaces, definitions or methodology derived from the foregoing and any derivations, updates, enhancements and customization of any of the foregoing, processes, operating procedures, technical manuals, user manuals and other documentation thereof, whether in machine-readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Specified Company Representations” means the representations and warranties of the Company contained in Sections 5.01(a), 5.02, 5.04(i), 5.05, Section 5.17(f), 5.27(a), 5.28 and 5.29.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Superior Proposal” means any bona fide, unsolicited, written Acquisition Proposal which did not result from or arise out of a breach of Section 7.02 of this Agreement, made by a Third Party, which, if consummated, would result in such Third Party (or in the case of a direct merger between such Third Party or any Subsidiary of such Third Party and the Company, the stockholders of such Third Party) owning, directly or indirectly, all of the outstanding shares of Company Common Stock, or all or substantially all of the consolidated assets of the Company and its Subsidiaries, and which Acquisition Proposal the Company Board determines in good faith, after considering the advice of its outside legal counsel and a financial advisor of nationally recognized reputation, and after taking into account all of the terms and conditions of such Acquisition Proposal (including any termination or break-up fees, expense reimbursement provisions and conditions to consummation), and after taking into account all financial, legal, regulatory, and other aspects of such Acquisition Proposal (including the financing terms and the ability of such Third Party to finance such Acquisition Proposal), (i) is more favorable to the Company’s stockholders (other than Parent and its Affiliates) than as provided hereunder (including any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal pursuant to and in accordance with Section 7.02 or otherwise), (ii) is not subject to any financing condition and (iii) is reasonably capable of being completed on the terms proposed without unreasonable delay.

“Tax” means any federal, state, local, or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, escheat, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty, addition to tax or additional amount with respect thereto, whether disputed or not.

“Tax Grant” means any Tax exemption, Tax holiday or reduced Tax rate granted by a Taxing Authority with respect to the Company or any of its Subsidiaries that is not generally available to Persons without specific application therefor.

“Tax Return” means any report, return, document, declaration or other information relating to Taxes, including information returns, any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

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“Taxing Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Third Party” means any Person or “group” (as defined under Section 13(d) of the Exchange Act) of Persons, other than Parent or any of its Affiliates or Representatives.

“Third Party Hardware” means any hardware component, part, assembly, tool or product that is (i) purchased by the Company or its Subsidiaries from any other Person and (ii) incorporated into any Company Product or used in connection with any support or development of any Company Product.

“Third Party Software” means any Software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware Software) and any documentation or other material related to such Software, and any derivative of any of the foregoing, that is (i) not solely owned by the Company or its Subsidiaries and (ii) incorporated in, distributed with, or required, necessary or depended upon for the development, use or commercialization of, any Company Product. Third Party Software includes (A) Software that is provided to Company’s end-users in any manner, whether for free or for a fee, whether distributed or hosted, and whether embedded or incorporated in or bundled with any Company Product or on a standalone basis, (B) Software that is used for development, maintenance and/or support of any Company Product, including development tools such as compilers, converters, debuggers or parsers, tracking and database tools such as project management Software, source code control and bug tracking Software, and Software used for internal testing purposes, and (C) Software that is used to generate code or other Software that is described in clause (A) or (B).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

“Ultimate Parent Stock” means the common stock, par value $0.01 per share, of the Ultimate Parent.

(b)          Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Outstanding Share Number	2.01(b)
Adverse Recommendation Change	7.03(d)
Adverse Recommendation Change Notice	7.03(d)
Agreement	Preamble
Antitrust Counsel Only Material	7.10(d)
Articles of Merger	3.02(a)
Assumed Company Awards	3.06(a)
Award Exchange Ratio	3.06(a)
Board Recommendation	2.02(a)
Cashed Out Compensatory Award	3.06(b)
Certificates	3.04(a)
Closing	3.01
Company	Preamble
Company Common Stock	5.05(a)
Company Compensatory Award	3.06(a)
Company Disclosure Schedule	5
Company Employee Plan	5.16(a)
Company Patents	5.20(a)

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Term	Section
Company SEC Documents	5.07(a)
Company Securities	5.05(c)
Company Stockholder Approval	7.02(a)
Company Stockholder Meeting	7.02(b)(i)
Company Subsidiary Securities	5.06(c)
Compensatory Award Payments	3.06(b)
Confidentiality Agreement	7.17
Conflict Minerals	5.23
Current Premium	7.09(a)
Effective Time	3.02(b)
End Date	9.01(b)(i)
Exchange Agent	3.04(a)
Expiration Date	2.01(d)
Foreign Competition Laws	5.03
Governmental Antitrust Authority	7.10(b)
Indemnified Parties	7.09(b)
Initial Expiration Date	2.01(d)
Insurance Policies	5.17(a)
Intervening Event	7.03(d)
Lease Agreement	5.21(b)
Leased Real Property	5.21(b)
Major Customers	5.14(a)(i)
Major Suppliers	5.14(a)(iii)
Material Contract	5.14(b)
Maryland Department	3.02(a)
Maryland Short Form Merger Notice	2.01(e)
Merger	Preamble
Merger Consideration	3.03(a)
Merger Subsidiary	Preamble
Minimum Condition	2.01(b)
Necessary IP	5.20(b)
Notice Period	7.03(d)
Offer	Preamble
Offer Commencement Date	2.01(a)
Offer Conditions	2.01(b)
Offer Documents	2.01(e)
Offer Price	Preamble
Offer to Purchase	2.01(e)
Owned Real Property	5.21(b)
Parent	Preamble
Parent Expenses	10.04(d)
Payment Fund	3.04(a)
Proxy Statement	5.09
Schedule 14D-9	2.02(a)
Surviving Corporation	3.02(c)
Tender and Support Agreements	Preamble
Top-Up Option	2.03(a)
Top-Up Shares	2.03(a)
Termination Fee	10.04(b)
Triggering Event	9.01(c)(iv)
Ultimate Parent	Preamble
Uncertificated Shares	3.04(a)

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Section 1.02.         Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate schedule. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE 2

THE OFFER

Section 2.01.         Conduct of the Offer.

(a)          Merger Subsidiary shall commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer as promptly as reasonably practicable after the date of this Agreement (but in no event later than ten (10) Business Days from the date of this Agreement); provided, however, that Merger Subsidiary shall not be required to commence the Offer if: (i) any of the conditions set forth in clauses (a), (b)(i), (b)(ii), (c)(i), (d), (e), (g), (h) and (i) of Exhibit B shall not be satisfied; or (ii) the Company shall not be prepared to file immediately with the SEC, and to disseminate to holders of shares of Company Common Stock, the Schedule 14D-9. (The date on which Merger Subsidiary commences the Offer, within the meaning of Rule 14d-2 under the Exchange Act, is referred to in this Agreement as the “Offer Commencement Date”).

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(b)          The obligation of Merger Subsidiary to accept for payment, and pay for, shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer shall be subject to the satisfaction or (if permitted) waiver of: (i) the condition (the “Minimum Condition”) that there shall be validly tendered (and not withdrawn) a number of shares of Company Common Stock (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) that, together with any shares of Company Common Stock owned by the Ultimate Parent, Parent or Merger Subsidiary immediately prior to the Acceptance Time, represents a majority of the Adjusted Outstanding Share Number; and (ii) the other conditions set forth in Exhibit B (the Minimum Condition and the other conditions set forth in Exhibit B are referred to collectively as the “Offer Conditions”). For purposes of this Agreement, the “Adjusted Outstanding Share Number” shall be the sum of: (A) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Acceptance Time; plus (B) an additional number of shares equal to the aggregate number of shares of Company Common Stock issuable upon the conversion, exchange or exercise, as applicable, of all Company Compensatory Awards, and any other options, warrants or other rights to acquire, or securities convertible into or exchangeable for, Company Common Stock that, in each case, are outstanding immediately prior to the Acceptance Time and are vested or otherwise exercisable, convertible or exchangeable at or immediately prior to the Acceptance Time, but excluding the Top-Up Option and excluding options, warrants and other rights and exercisable, convertible or exchangeable securities having an exercise price, conversion or exchange price greater than $68.00 per share of Company Common Stock.

(c)          Merger Subsidiary expressly reserves the right, in its sole discretion to: (i) increase the Offer Price; and (ii) waive any Offer Condition or make any other changes to the terms and conditions of the Offer; provided, however, that without the prior written consent of the Company: (A) the Minimum Condition may not be amended or waived; and (B) no change may be made to the Offer that: (1) changes the form of consideration to be delivered by Merger Subsidiary pursuant to the Offer; (2) decreases the Offer Price or the number of shares of Company Common Stock sought to be purchased by Merger Subsidiary in the Offer; (3) imposes conditions to the Offer in addition to the Offer Conditions; or (4) except as provided in Section 2.01(d), extends the expiration date of the Offer. Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall: (x) accept for payment all shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer (excluding shares of Company Common Stock tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) as soon as practicable after Merger Subsidiary is permitted to do so under Applicable Law; and (y) pay the Offer Price in exchange for each share of Company Common Stock accepted for payment pursuant to the Offer.

(d)          The Offer shall initially be scheduled to expire twenty (20) Business Days following the Offer Commencement Date (calculated as set forth in Rule 14d-1(g)(3) and Rule 14e-1(a) under the Exchange Act) (the “Initial Expiration Date,” and such date or such subsequent date to which the expiration of the Offer is extended in accordance with the terms of this Agreement, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 9.01: (i) if, as of the scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Merger Subsidiary shall extend the Offer (A) on one or more occasions, for an additional period of up to twenty (20) Business Days per extension, to permit such Offer Condition to be satisfied until the earlier to occur of (x) the satisfaction or waiver of such Offer Conditions or (y) the End Date, and (B) from time to time for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer or any period required by Applicable Law, but in no event beyond the End Date; and (iii) Merger Subsidiary may, in its discretion (and without the consent of the Company or any other Person), elect to provide for a “subsequent offering period” (and one or more extensions thereof) in accordance with Rule 14d-11 under the Exchange Act.

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(e)          On the Offer Commencement Date, Parent and Merger Subsidiary shall: (i) cause to be filed with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer, which will contain or incorporate by reference: (A) Merger Subsidiary’s offer to purchase shares of Company Common Stock pursuant to the Offer (the “Offer to Purchase”); and (B) forms of the related letter of transmittal and summary advertisement; (ii) cause the Offer to Purchase and related documents to be disseminated to holders of shares of Company Common Stock as and to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder and Parent and Merger Subsidiary shall use reasonable efforts to cause such Tender Offer Statement on Schedule TO, and all exhibits, amendments and supplements thereto (collectively, the “Offer Documents”), to comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder; and (iii) cause the notice referred to in Section 3-106(d)(1) of the MGCL (the “Maryland Short Form Merger Notice”) to be disseminated to holders of shares of Company Common Stock with the Offer Documents. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Offer Documents (including all amendments and supplements thereto) prior to the filing thereof with the SEC. Parent and Merger Subsidiary shall promptly provide the Company and its legal counsel with a copy or a description of any comments received by Parent, Merger Subsidiary or their legal counsel from the SEC or its staff with respect to the Offer Documents. Each of Parent, Merger Subsidiary and the Company: (1) shall use reasonable efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer; and (2) to the extent required by the applicable requirements of United States securities laws and the rules and regulations of the SEC promulgated thereunder, shall use reasonable efforts to correct promptly any information provided by it for use in the Offer Documents to the extent such information shall be or shall have become false or misleading in any material respect and Parent and Merger Subsidiary shall take all steps necessary to cause the Offer Documents, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to holders of shares of Company Common Stock. The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company, any of its Subsidiaries and the Company’s stockholders that may be required or reasonably requested in connection with any action contemplated by this Section 2.01(e).

Section 2.02.         Company Actions.

(a)          The Company hereby approves of and consents to the Offer and represents and warrants to Parent and Merger Subsidiary that the Company Board, at a meeting duly called and held, has by the unanimous vote of all directors of the Company: (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreementand the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the MGCL; (iii) resolved to recommend that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock to Merger Subsidiary pursuant to the Offer and (iv) to the extent required by the MGCL, approved and directed that the Merger be submitted for consideration at a meeting of the Company’s stockholders as contemplated hereby (the unanimous recommendation of the Company Board that the stockholders of the Company accept the Offer and tender their shares of Company Common Stock pursuant to the Offer and, if applicable, approve the Merger, being referred to collectively as the “Board Recommendation”). Except to the extent expressly permitted by Section 7.03: (A) the Company Board (as it may be constituted on the date hereof) shall unanimously make the Board Recommendation; (B) the Solicitation/Recommendation Statement on Schedule 14D-9 (together with any amendments or supplements thereto, the “Schedule 14D-9”) shall include the Board Recommendation; and (C) neither the Company Board nor any committee thereof shall fail to make, withdraw amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation. Subject to Section 7.03, the Company consents to the inclusion of the Board Recommendation in the Offer Documents.

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(b)          Contemporaneously with the filing by Parent and Merger Subsidiary of the Schedule TO, the Company shall file with the SEC and (contemporaneously with the dissemination of the Offer to Purchase and related documents) disseminate to holders of shares of Company Common Stock the Schedule 14D-9 that shall reflect the terms and conditions of this Agreement and the information required by Section 2.02 and, subject only to Section 7.03, shall reflect the Board Recommendation. The Company shall ensure that the Schedule 14D-9 has been finalized and is ready for filing with the SEC no later than the date that is ten (10) Business Days from the date hereof. The Company shall cause the Schedule 14D-9 and the filing and dissemination thereof to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations thereunder and with all other Applicable Law, and shall ensure that the Schedule 14D-9 includes: (i) the opinion of the financial advisor referred to in Section 5.28; and (ii) a fair summary of the financial analysis conducted by such financial advisor in accordance with all Applicable Law. Parent and its legal counsel shall be given reasonable opportunity to review and comment on the Schedule 14D-9 (including any amendment or supplement thereto) prior to the filing thereof with the SEC and the Company shall not file or mail such document prior to receiving the approval of Parent, which approval shall not be unreasonably withheld or delayed. The Company shall promptly provide Parent and its legal counsel with a copy and a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Schedule 14D-9, and the Company shall not respond to the SEC prior to receiving the approval of Parent, which approval shall not to be unreasonably withheld or delayed, and shall provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC. To the extent required by the applicable requirements of the Exchange Act and the rules and regulations thereunder or by other Applicable Law: (A) each of Parent, Merger Subsidiary and the Company shall use reasonable efforts to correct promptly any information provided by it for use in the Schedule 14D-9 to the extent that such information shall be or shall have become false or misleading in any material respect; and (B) the Company shall take all steps necessary to cause the Schedule 14D-9, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by Applicable Law, to be disseminated to holders of shares of Company Common Stock. Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent, Merger Subsidiary and the Offer that may be required or reasonably requested in connection with any action contemplated by this Section 2.02(b).

(c)          The Company shall promptly provide to Parent: (i) a list of the Company’s stockholders, non-objecting beneficial owners, mailing labels and any available listing or computer file containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case accurate and complete as of the most recent practicable date; and (ii) such additional information (including updated lists of stockholders, non-objecting beneficial owners, mailing labels and lists of securities positions) and such other assistance as Parent may reasonably request in connection with the Offer or the Merger.

Section 2.03.         Top-Up Option.

(a)          The Company hereby grants to Parent and Merger Subsidiary an irrevocable option (the “Top-Up Option”), exercisable upon the terms and conditions set forth in this Section 2.03, to purchase from the Company the number of newly-issued, fully paid and non-assessable shares of Company Common Stock (the “Top-Up Shares”) equal to the lesser of: (i) the number of shares of Company Common Stock that, when added to the number of shares of Company Common Stock owned directly or indirectly by Ultimate Parent, Parent and Merger Subsidiary at the time of exercise of the Top-Up Option, constitutes 90% of the number of shares of Company Common Stock that would be outstanding on a fully-diluted basis immediately after taking into account the issuance of all shares of Company Common Stock subject to the Top-Up Option; or (ii) the aggregate number of shares of Company Common Stock that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option.

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(b)          The Top-Up Option may be exercised by Parent or Merger Subsidiary, in whole or in part, at any time at or after the Acceptance Time. The aggregate purchase price payable for the shares of Company Common Stock being purchased by Parent or Merger Subsidiary pursuant to the Top-Up Option shall be determined by multiplying the number of such shares by the Offer Price. Such purchase price may be paid by Parent or Merger Subsidiary, at its election, either entirely in cash or by executing and delivering to the Company a promissory note having a principal amount equal to such purchase price, or by any combination of the foregoing. Any such promissory note shall bear interest at the rate of 3% per annum, shall mature on the first anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

(c)          In the event Parent or Merger Subsidiary wishes to exercise the Top-Up Option, Parent or Merger Subsidiary shall deliver to the Company a notice setting forth: (i) the number of shares of Company Common Stock that Parent or Merger Subsidiary intends to purchase pursuant to the Top-Up Option; (ii) the manner in which Parent or Merger Subsidiary intends to pay the applicable exercise price; and (iii) the place and time at which the closing of the purchase of such shares of Company Common Stock by Parent or Merger Subsidiary is to take place. The Company shall, as soon as practicable following receipt of such notice, notify Merger Subsidiary of the number of shares of Company Common Stock then outstanding, the number of shares of Company Common Stock then outstanding on a fully-diluted basis and the number of Top-Up Shares. At the closing of the purchase of such shares of Company Common Stock, Parent or Merger Subsidiary shall cause to be delivered to the Company the consideration required to be delivered in exchange for such shares, and the Company shall cause to be issued to Parent or Merger Subsidiary (as the case may be) a certificate representing such shares. Parent and Merger Subsidiary acknowledge that the Company Shares which Merger Subsidiary may acquire upon exercise of the Top−Up Option will not be registered under the 1933 Act and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Parent and Merger Subsidiary represent and warrant to the Company that each of Parent or Merger Subsidiary is, or will be upon the purchase of the Top−Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D under the 1933 Act. Parent and Merger Subsidiary agree that the Top-Up Option and the Top-Up Shares to be acquired upon exercise of the Top-Up Option are being and will be acquired by Merger Subsidiary for its own account, for the purpose of investment and not with a view to, or for resale in connection with, any distribution thereof (within the meaning of the Securities Act).

Section 2.04.         Directors.

(a)          Effective upon the Acceptance Time and from time to time thereafter, Parent shall be entitled to designate, to serve on the Company Board, the number of directors, rounded up to the next whole number, determined by multiplying: (i) the total number of directors on the Company Board (giving effect to any increase in the size of the Company Board effected pursuant to this Section 2.04(a)); by (ii) a fraction having a numerator equal to the aggregate number of shares of Company Common Stock then beneficially owned by Parent or Merger Subsidiary (including all shares of Company Common Stock accepted for payment pursuant to the Offer), and having a denominator equal to the total number of shares of Company Common Stock then issued and outstanding (provided that, in no event shall Parent’s director designees constitute less than a majority of the entire Company Board). The Company shall take all action necessary to cause Parent’s designees to be elected or appointed to the Company Board, including seeking and accepting resignations of incumbent directors and, if such resignations are not obtained, increasing the size of the Company Board. From and after the Acceptance Time, to the extent requested by Parent, the Company shall also use its best efforts to: (A) obtain and deliver to Parent the resignation of each individual who is an officer of any of the Company or its Subsidiaries; and (B) cause individuals designated by Parent to constitute the number of members, rounded up to the next whole number, on: (1) each committee of the Company Board; and (2) the board of directors of each Subsidiary of the Company (and each committee thereof) that represents at least the same percentage as individuals designated by Parent represent on the Company Board.

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(b)          In connection with the performance of its obligations to cause Parent’s designees to be elected or appointed to the Company Board, the Company shall promptly take all actions, and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors, as Section 14(f) of the Exchange Act and Rule 14f-1 thereunder require (subject to the Company’s receipt of the information with respect to Parent and its nominees, officers, directors and Affiliates required by Section 14(f) of the Exchange Act and Rule 14f-1 thereunder). The provisions of this Section 2.04 are in addition to, and shall not limit, any right that the Ultimate Parent, Merger Subsidiary, Parent or any Affiliate of Merger Subsidiary or Parent may have (with respect to the election of directors or otherwise) under Applicable Law as a holder or beneficial owner of shares of Company Common Stock.

(c)          Following the election or appointment of Parent’s designees to the Company Board pursuant to Section 2.04(a) and until the Effective Time, any amendment or termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Merger Subsidiary or waiver of any of the Company’s rights hereunder shall require the concurrence of a majority of the persons who were directors of the Company immediately prior to appointment of Parent’s designees.

Section 2.05.         Short Form Merger. Notwithstanding anything to the contrary in this Agreement, if, after the Acceptance Time and any exercise of the Top-Up Option, the shares of Company Common Stock owned by Merger Subsidiary represent at least ninety percent (90%) of the then-outstanding shares of Company Common Stock, the Company shall execute and deliver such documents and instruments and take such other actions as Parent or Merger Subsidiary may reasonably request in order to cause the Merger to be completed as promptly as reasonably practicable as provided in Section 3-106 of the MGCL, and otherwise as provided in ARTICLE 3. Subject to the Company’s compliance with Section 2.02(c), the Maryland Short Form Merger Notice will be disseminated with the Offer Documents to holders of shares of Company Common Stock.

ARTICLE 3

THE MERGER

Section 3.01.         The Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Pacific time, as soon as practicable (and, in any event, within two (2) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in ARTICLE 8 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto, provided, that the Closing shall in any event not occur earlier than thirty (30) days following the date of dissemination of the Maryland Short Form Merger Notice as set forth in Section 2.01(e). The Closing shall be held at the offices of Weil, Gotshal & Manges LLP, 201 Redwood Shores Parkway, Redwood Shores, California, unless another place is agreed to in writing by the parties hereto.

Section 3.02.         The Merger.

(a)          Upon the terms and subject to the conditions set forth herein, as soon as practicable after the Closing, the Company and Merger Subsidiary shall cause to be filed with the Maryland State Department of Assessments and Taxation (the “Maryland Department”) articles of merger (the “Articles of Merger”) in connection with the Merger in such form as is required by, and executed in accordance with, the MGCL. To the extent determined by Parent to be necessary, the Articles of Merger shall address the matters described in ARTICLE 4.

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(b)          The Merger shall become effective on such date and at such time (the “Effective Time”) as the Articles of Merger have been accepted by the Maryland Department for record (or at such later time as may be agreed by the parties that is specified in the Articles of Merger in accordance with the MGCL).

(c)          At the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the MGCL, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, powers, privileges and franchises and be subject to all of the debts and obligations of the Company and Merger Subsidiary, all as provided under the MGCL.

Section 3.03.         Conversion of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a)          except as otherwise provided in Section 3.03(b) or Section 3.03(c), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive the Offer Price in cash, without interest and subject to any required Tax withholding made pursuant to Section 3.08 (the “Merger Consideration”);

(b)          each share of Company Common Stock held by the Company as treasury stock or owned by the Ultimate Parent, Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;

(c)          each share of Company Common Stock held by any Subsidiary of either the Company or the Ultimate Parent (other than Parent or Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of common stock, par value $0.01 per share, of the Surviving Corporation such that each such Subsidiary owns the same percentage of the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time; and

(d)          each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock, par value $0.01 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and, together with the shares described in Section 3.03(c), shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 3.04.         Surrender and Payment.

(a)          Prior to the Effective Time, Parent shall appoint an exchange agent (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Common Stock (the “Certificates”) and (ii) uncertificated shares of Company Common Stock (the “Uncertificated Shares”). As of the Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and Uncertificated Shares (the “Payment Fund”). Promptly after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

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(b)          Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share, upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of such Certificate or Uncertificated Share.

(c)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)          All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificate or Uncertificated Shares and from and after the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this ARTICLE 3.

(e)          Any portion of the Payment Fund that remains unclaimed by the holders of shares of Company Common Stock six (6) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 3.04 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock two (2) years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

Section 3.05.         No Dissenters’ or Appraisal Rights. No dissenters’ or appraisal rights (or rights of an objecting stockholder (under Section 3-201 et seq. of the MGCL or otherwise) shall be available with respect to the Merger or the other transactions contemplated hereby.

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Section 3.06.         Company Stock Options

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, the unvested portion of each Company Stock Option (each such Company Stock Option, a “Company Compensatory Award”) that is outstanding immediately prior to the Effective Time and that is held by a Person who is an employee of, or a consultant to, the Company or any of its Subsidiaries immediately prior to the Effective Time, shall be assumed by the Ultimate Parent and converted automatically at the Effective Time into an option denominated in shares of Ultimate Parent Stock and subject to terms and conditions substantially identical to those in effect at the Effective Time (each such assumed unvested portion of a Company Compensatory Award, an “Assumed Company Award”), except that (i) the number of shares of Ultimate Parent Stock that will be subject to each such Assumed Company Award shall be determined by multiplying the number of shares of Company Common Stock subject to such Assumed Company Award by a fraction (the “Award Exchange Ratio”), the numerator of which is the per share Merger Consideration and the denominator of which is the average closing price of Ultimate Parent Stock on NYSE over the five (5) trading days immediately preceding (but not including) the date on which the Effective Time occurs (rounded down to the nearest whole share) and (ii) the exercise or purchase price per share of each such Assumed Company Award shall equal (x) the per share exercise or purchase price of each such Assumed Company Award divided by (y) the Award Exchange Ratio (rounded upwards to the nearest whole cent); provided, however, that in no case shall the assumption of the unvested portion of a Company Stock Option be performed in a manner that is not in material compliance with the requirements of Sections 409A or 424(a) of the Code. At the Effective Time, each Company Stock Plan pursuant to which any Assumed Company Award has been granted shall be assumed by the Ultimate Parent.

(b)          Notwithstanding the foregoing, (i) the vested portion (including any portion that pursuant to its terms becomes vested solely as a result of the transactions contemplated by this Agreement) of each outstanding Company Compensatory Award as of immediately prior to the Effective Time and (ii) the vested and unvested portion of each outstanding Company Compensatory Award that is held by a Person who is not an employee of, or a consultant to, the Company or any of its Subsidiaries immediately prior to the Effective Time (each such award, or vested portion thereof, as the case may be, a “Cashed Out Compensatory Award”) shall not be assumed by the Ultimate Parent pursuant to this Section 3.06 and shall, immediately prior to the Effective Time, be cancelled and extinguished and, in exchange therefor, each former holder of any such Cashed Out Compensatory Award shall have the right to receive an amount in cash equal to the product of (x) the aggregate number of shares of Company Common Stock subject to such Cashed Out Compensatory Award immediately prior to the Effective Time and (y) the Merger Consideration less any per share exercise or purchase price of such Cashed Out Compensatory Award immediately prior to such cancellation (such amounts payable hereunder being referred to as the “Compensatory Award Payments”). From and after the Effective Time, any such Cashed Out Compensatory Award shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Compensatory Award Payment, if any. The Compensatory Award Payments shall be paid as soon as practicable following the Effective Time, without interest.

(c)          Parent shall use commercially reasonable efforts to cause the reservation, issuance and listing of Ultimate Parent Stock as is necessary to effectuate the transactions contemplated by this Section 3.06. As soon as reasonably practicable after the Effective Time, Parent shall deliver to each holder of any Assumed Company Award or any Cashed Out Compensatory Award an appropriate notice setting forth such holder’s rights pursuant to such Assumed Company Award or Cashed Out Compensatory Award, as applicable. The Ultimate Parent shall prepare and file with the SEC a registration statement on Form S-8 with respect to the shares of Ultimate Parent Stock issuable upon exercise of the Assumed Company Awards promptly following the Effective Time (and in no event later than ninety (90) Business Days after the Effective Time) and the Ultimate Parent shall exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Assumed Company Awards remain outstanding. The Company and its counsel shall reasonably cooperate with and assist the Ultimate Parent in the preparation of such registration statement. For the avoidance of doubt, the Form S-8 registration statement shall not cover any Cashed Out Compensatory Awards.

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(d)          Subject to Parent’s and Ultimate Parent’s compliance with the preceding provisions of this Section 3.06, the parties agree that, following the Effective Time, no holder of a Company Compensatory Award or any participant in any Company Stock Plan, Company Employee Plan or employee benefit arrangement of the Company or any individual party to an employment agreement with the Company or any of its Subsidiaries shall have any right hereunder or otherwise to acquire any Equity Interest (including any “phantom” stock or stock appreciation rights) in the Company, any of its Subsidiaries or the Surviving Corporation.

(e)          As soon as reasonably practicable following the date of this Agreement and in any event prior to the Effective Time, the Company shall take any and all such actions as are necessary to effect the foregoing provisions of this Section 3.06, including by amending the applicable Company Stock Plans.

Section 3.07.         Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than an increase in the number of shares outstanding as a result of the exercise of any Company Compensatory Award in accordance with its terms), including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose shall be established, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 3.08.         Withholding Rights. Each of Parent, Merger Subsidiary, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any applicable Tax law. To the extent that amounts are so deducted and withheld by Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, and are paid to the relevant Taxing Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which Parent, Merger Subsidiary, the Surviving Corporation or the Exchange Agent, as the case may be, made such deduction and withholding.

Section 3.09.         Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate, as contemplated under this ARTICLE 3.

ARTICLE 4

THE SURVIVING CORPORATION

Section 4.01.         Articles of Incorporation. At the Effective Time, the charter of the Company shall be the charter of the Surviving Corporation until further amended in accordance with the provisions thereof and applicable Law.

Section 4.02.         Bylaws. The bylaws of the Company shall be amended at the Effective Time to read in their entirety as the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law.

Section 4.03.         Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary immediately prior to the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation.

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ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Documents (other than as set forth in the forward-looking statements or as set forth in the risk factors contained therein) filed or furnished on or after August 26, 2011 and prior to the date of this Agreement or (b) as set forth in the Disclosure Schedule delivered by the Company to Parent and Merger Subsidiary prior to the execution of this Agreement (the “Company Disclosure Schedule”), which identifies items of disclosure by reference to a particular Section or subsection of this Agreement, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

Section 5.01.         Corporate Existence and Power.

(a)          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has all corporate powers required to carry on its business as now conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore delivered to Parent complete and correct copies of the articles of incorporation and bylaws of the Company as currently in effect.

(b)          The Company has heretofore made available to Parent complete and correct copies of the minutes (or, in the case of draft minutes, the most recent drafts thereof) of all meetings of the stockholders of the Company, the Company Board and each committee of the Company Board and the Boards of Directors (or similar governing bodies) and each committee thereof of each of the Company’s Subsidiaries held since January 1, 2010; provided that, with respect to meetings for which draft or final minutes are not yet available, the Company has provided to Parent a materially complete and correct summary thereof.

Section 5.02.         Corporate Authorization.

(a)          The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement, the Offer or the Merger or to consummate the other transactions contemplated hereby, subject, with respect to the Merger, to receipt of the Company Stockholder Approval if required by Applicable Law. The Company Stockholder Approval (if required by the MGCL) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. Assuming due authorization, execution and delivery hereof by Parent, Ultimate Parent and Merger Subsidiary, this Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

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(b)          At a meeting duly called and held, prior to the execution of this Agreement, at which all directors of the Company were present and voting in favor, the Company Board duly adopted resolutions (i) declaring that this Agreement, the Merger and the other transactions contemplated hereby are fair to, advisable and in the best interests of the Company’s stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby, (iii)  taking all actions necessary so that the restrictions on business combinations and stockholder vote requirements contained in the Maryland Business Combination Act and the Maryland Control Share Acquisition Act will not apply with respect to or as a result of the Merger, this Agreement, the Tender and Support Agreements and the transactions contemplated hereby and thereby, and (iv) making the Board Recommendation; and such board resolutions have not been rescinded, modified or withdrawn in any way.

(c)          Assuming accuracy of the representations and warranties of Parent in Section 6.07, no party to this Agreement is an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL. No provision of the Company’s articles of incorporation or bylaws requires a vote of the stockholders of the Company to approve the Offer.

Section 5.03.         Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Articles of Merger with the Maryland Department and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Applicable Law analogous to the HSR Act or otherwise regulating antitrust or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, any other applicable U.S. state or federal or foreign securities laws, or Nasdaq, and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 5.04.         Non-contravention. The execution, delivery and performance by the Company of this Agreement, the purchase of the shares of Company Common Stock tendered pursuant to the Offer and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both): (i) contravene, conflict with, or result in any violation or breach of any provision of the articles of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, any Contract to which the Company or any Subsidiary of the Company is a party, or by which they or any of their respective properties or assets may be bound or affected or any Governmental Authorization affecting, or relating in any way to, the property, assets or business of the Company or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with such exceptions, in the case of each of clauses (ii), (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of Company Material Adverse Effect shall be taken into account.

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Section 5.05.         Capitalization.

(a)          The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock of the Company, par value $0.025 per share (the “Company Common Stock”). The rights and privileges of the Company Common Stock are as set forth in the Company’s articles of incorporation. At the close of business on June 19, 2014, 74,717,009 shares of Company Common Stock were issued and outstanding, no shares of Company Common Stock were held by the Company as treasury shares, no warrants to purchase shares of capital stock of the Company were issued and outstanding. At the close of business on June 19, 2014, Company Stock Options to purchase an aggregate of 6,886,780 shares of Company Common Stock were issued and outstanding (of which Company Stock Options to purchase an aggregate of 4,278,879 shares of Company Common Stock were exercisable), with a weighted average exercise price of $42.07447. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Stock Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid, nonassessable and free of preemptive rights.

(b)          Section 5.05(b) of the Company Disclosure Schedule sets forth, as of the close of business on June 19, 2014, a complete and correct list of all outstanding Company Compensatory Awards under the Company Stock Plans, including with respect to each such award, (i) the number of shares initially subject to such award, (ii) the name of the holder, (iii) the grant date, (iv) as to Company Stock Options, whether the award was intended as of its date of grant to be an “incentive stock option” under Section 422 of the Code or a non-qualified stock option, (v) the exercise or purchase price per share, (vi) the vesting schedule and vesting conditions (including the extent to which it will become accelerated as a result of the Merger or the acquisition of Company Common Stock tendered pursuant to the Offer) and vested status of each such award, and (vii) the expiration date of each such award. The Company Stock Plans set forth in Section 5.05(b) of the Company Disclosure Schedule are the only plans or programs the Company or any of its Subsidiaries has maintained under which stock options, restricted stock, restricted stock units, stock appreciation rights or other compensatory equity-based awards have been or may be granted. Each form of award agreement is set forth in Section 5.05(b) of the Company Disclosure Schedule.

(c)          Except as set forth in this Section 5.05 and for changes since June 19, 2014 resulting from the exercise of Company Compensatory Awards outstanding on such date, there are no outstanding (i) shares of capital stock or voting securities or other Equity Interests of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other Equity Interests of the Company, (iii) options, warrants or other rights or arrangements to acquire from the Company, or other obligations or commitments of the Company to issue, any capital stock or other voting securities, ownership interests or Equity Interests in, or any securities convertible into or exchangeable for capital stock or other voting securities, ownership interests or Equity Interests in, the Company, or (iv) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities, ownership interests or Equity Interests in, the Company (the items in clauses (c)(i)-(c)(iv) being referred to collectively as the “Company Securities”), (v) voting trusts, proxies or other similar agreements or understandings to which Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of Company or any of its Subsidiaries or (vi) contractual obligations or commitments of any character restricting the transfer of, or requiring the registration for sale of, any shares of capital stock of Company or any of its Subsidiaries. There are no outstanding obligations or commitments of any character of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities. All Company Compensatory Awards may, by their terms, be treated in accordance with Section 3.06. No Subsidiary of the Company owns any Company Securities.

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Section 5.06.         Subsidiaries.

(a)          Section 5.06(a) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company.

(b)          Each Subsidiary of the Company is a corporation or other business entity duly incorporated or organized (as applicable), validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all corporate or other organizational powers required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)          All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Section 5.06(c) of the Company Disclosure Schedule identifies, for each Subsidiary of the Company that is not wholly-owned by the Company, the percent of the voting equity securities of such Subsidiary owned by the Company. There are no outstanding (x) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company, (y) options, warrants or other rights or arrangements to acquire from the Company or any of its Subsidiaries, or other obligations or commitments of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company, or (z) restricted shares, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other voting securities or ownership interests in, any Subsidiary of the Company (the items set forth in Section 5.06(c) of the Company Disclosure Schedule being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. All of the Company Subsidiary Securities are duly authorized, validly issued, fully paid and nonassessable.

(d)          Except for the Company Subsidiary Securities, neither the Company nor any of its Subsidiaries directly or indirectly owns any capital stock of, or other equity, ownership, profit, voting or similar interest in, or any interest convertible, exchangeable or exercisable for any equity, ownership, profit, voting or similar interest in, any Person.

Section 5.07.         SEC Filings and the Sarbanes-Oxley Act.

(a)          The Company has delivered, or otherwise made available through filings with the SEC, to Parent complete and correct copies of (i) the Company’s annual reports on Form 10-K for its fiscal years ended June 30, 2013, 2012, and 2011, (ii) its proxy or information statements relating to meetings of the stockholders of the Company since January 1, 2010, and (iii) all of its other reports, statements, schedules and registration statements filed with the SEC since January 1, 2010 (the documents referred to in this Section 5.07(a) and Section 5.07(e), together with all information incorporated by reference therein in accordance with applicable SEC regulations, are collectively referred to in this Agreement as the “Company SEC Documents”).

(b)          Since January 1, 2010, the Company has filed with or furnished to the SEC each report, statement, schedule, form or other document or filing required by Applicable Law to be filed or furnished by the Company at or prior to the time so required. No Subsidiary of the Company is required to file or furnish any report, statement, schedule, form or other document with, or make any other filing with, or furnish any other material to, the SEC.

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(c)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer and the Merger will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(d)          As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer and the Merger will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and each such Company SEC Document filed subsequent to the date hereof and prior to the consummation of the Offer and the Merger will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)          The Company has delivered, or otherwise made available through filings with the SEC, to Parent copies of all comment letters received by the Company from the SEC since January, 2010 relating to the Company SEC Documents, together with all written responses of the Company thereto. There are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC. To the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC.

(f)          Each required form, report and document containing financial statements that has been filed with or submitted to the SEC by the Company since January 1, 2010 was accompanied by the certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer, as required, pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act. None of the Company, any current executive officer of the Company or, to the Knowledge of the Company, any former executive officer of the Company has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications made with respect to the Company SEC Documents filed prior to the date of this Agreement.

Section 5.08.         Financial Statements; Internal Controls.

(a)          The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (i) complied as to form, as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except, in the case of unaudited statements, for the absence of footnotes), and (iii) fairly presented (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

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(b)          The Company’s system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) is sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed in accordance with the authorization of management, and (iii) that any unauthorized use, acquisition or disposition of the Company’s assets that would materially affect the Company’s financial statements would be detected or prevented in a timely manner. There were no significant deficiencies or material weaknesses identified in management’s assessment of internal controls as of and for the year-ended June 30, 2013 (nor has any such deficiency or weakness been identified since such date).

(c)          The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) are reasonably designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

(d)          Since January 1, 2010, neither the principal executive officer nor the principal financial officer of the Company has become aware of any fact, circumstance or change that is reasonably likely to result in a “significant deficiency” or a “material weakness” in the Company’s internal controls over financial reporting.

(e)          The audit committee of the Company Board includes an Audit Committee Financial Expert, as defined by Item 407(d)(5)(ii) of Regulation S-K.

(f)          The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. The Company has promptly disclosed any change in or waiver of the Company’s code of ethics with respect to any such persons, as required by Section 406(b) of the Sarbanes-Oxley Act. To the Knowledge of the Company, there have been no violations of provisions of the Company’s code of ethics by any such persons.

Section 5.09.         Disclosure Documents. None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated on behalf of the Company to the Company’s stockholders after the date hereof in connection with the transactions contemplated by this Agreement, including the proxy or information statement of the Company (the “Proxy Statement”), if any, and the Schedule 14D-9 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  In furtherance and not in limitation of the foregoing, the information supplied by or on behalf of the Company for inclusion in the Offer Documents, Schedule 14D-9 and the Proxy Statement will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder. At any time between the time the Offer Documents and the Schedule 14D-9 are mailed to stockholders of the Company and the Acceptance Time, the Offer Documents and Schedule 14D-9, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements included in the Offer Documents, Schedule 14D-9 and Proxy Statement based upon information furnished to the Company in writing by Parent specifically for use therein.

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Section 5.10.         Absence of Certain Changes. Since the Company Balance Sheet Date to the date of this Agreement, (i) the business of the Company and each of its Subsidiaries has been conducted in the ordinary course consistent with past practice, except for actions taken pursuant to this Agreement in connection with the Offer and the consummation of the Merger, (ii) there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) there has not been any action or event, nor any authorization, commitment or agreement by the Company or any of its Subsidiaries with respect to any action or event, that if taken or if it occurred after the date hereof would be prohibited by Section 7.01.

Section 5.11.         No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that would reasonably be expected to result in such a liability or obligation, other than:

(a)          liabilities or obligations disclosed or provided for in the Company Balance Sheet or disclosed in the notes thereto;

(b)          liabilities or obligations incurred in the ordinary course of business since the Company Balance Sheet Date in amounts consistent with past practice that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(c)          liabilities or obligations incurred directly as a result of this Agreement; and

(d)          liabilities (other than payment obligations) for the performance of obligations under Contracts of the Company and its Subsidiaries, to the extent such liabilities are readily ascertainable from the terms and conditions of such Contracts.

Section 5.12.         Litigation.

(a)          There is no Proceeding pending against or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective businesses or assets or any of the directors or employees of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of its stockholders (in each case insofar as any such matters relate to their activities with the Company or any of its Subsidiaries) that (i) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or (ii) challenges the validity or propriety, or seeks to prevent, materially impair or materially delay the Offer or the consummation of the Merger or any other transaction contemplated by this Agreement.

(b)          Neither the Company nor any of its Subsidiaries is subject to any Order that (i) prohibits or restricts the Company or any of its Subsidiaries from engaging in or otherwise conducting its business as presently or proposed to be conducted or (ii) would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c)          Section 5.12(c) of the Company Disclosure Schedule includes a complete and accurate summary of each claim, Proceeding or Order pending as of the date of this Agreement or, to the Knowledge of the Company, threatened as of the date of this Agreement against the Company that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries in excess of $1,000,000.

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Section 5.13.         Compliance with Applicable Law.

(a)          The Company and each of its Subsidiaries is and, since January 1, 2010 has been, in compliance in all material respects with all Applicable Law and Orders and, to the Knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a violation of, or a liability or default under any Applicable Law or Order. Neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2010 (i) of any administrative, civil or criminal investigation or audit by any Governmental Authority relating to the Company or any of its Subsidiaries or (ii) from any Governmental Authority alleging that the Company or any of its Subsidiaries are not in compliance with any Applicable Law or Order in any material respect.

(b)          Each of the Company and its Subsidiaries has in effect all material Governmental Authorizations necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its businesses and operations as now conducted. There have occurred no material defaults (with or without notice or lapse of time or both) under, material violations of, or events giving rise to any right of termination, material amendment or cancellation of, any such Governmental Authorizations.

(c)          Without limiting any other provision of this Agreement, with respect to each Government Contract, the Company and each Subsidiary of the Company: (i) has not at any time charged the U.S. government or any other Governmental Authority a price higher than its commercial customers with respect to the services or products covered by such Government Contract; and (ii) has complied in all respects with the notice, pricing, payment, disclosure and other requirements contained in such Government Contract and with all Applicable Law (and there are no facts or circumstances that would reasonably be expected to result in a demand by the U.S. government or any other Governmental Authority for a refund or other payment based upon the Company’s or any of its Subsidiaries’ failure to comply with any such requirements).

Section 5.14.         Material Contracts

(a)          Section 5.14(a) of the Company Disclosure Schedule contains a complete and correct list as of the date of this Agreement of each of the following Contracts to which the Company or any of its Subsidiaries is a party or which bind or affect their respective properties or assets:

(i)          each Contract between the Company or any of its Subsidiaries and any of the fifty (50) largest direct end user licensees or other customers of the Company and its Subsidiaries (determined on the basis of aggregate revenues recognized by the Company and its Subsidiaries over the three (3) consecutive fiscal quarter periods ended March 31, 2014) (“Major Customers”);

(ii)         except for the Contracts disclosed in clause (i) above, each Contract that involves performance of services or delivery of goods, products or developmental, consulting or other services commitments by the Company or any of its Subsidiaries, providing for either (A) recurring annual payments to the Company or any of its Subsidiaries after the date hereof of $2,500,000 or more or (B) aggregate payments to the Company or any of its Subsidiaries after the date hereof of $5,000,000 or more;

(iii)        each Contract between the Company or any of its Subsidiaries and any of (a) licensors of Intellectual Property to the Company or any of its Subsidiaries providing for aggregate payments by the Company or any of its Subsidiaries of $1,000,000 or more (determined on the basis of aggregate payments made by the Company and its Subsidiaries in the 2014 fiscal year to date (as of the date of this Agreement)), and (b) the fourteen (14) largest suppliers (other than licensors), including any supplier of goods, manufacturing, outsourcing or development services, to the Company or any of its Subsidiaries (determined on the basis of aggregate payments made by the Company and its Subsidiaries in the 2014 fiscal year to date (as of the date of this Agreement)) (collectively, “Major Suppliers”);

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(iv)        each Contract between the Company or any of its Subsidiaries and any of the twenty-five (25) largest distributors or resellers (including OEMs and value-added resellers) of any of the Company Products or services provided by the Company or any of its Subsidiaries (determined on the basis of aggregate sales of Company Products made through such distributors or resellers over the four (4) consecutive fiscal quarter period ended March 31, 2014;

(v)         each Contract that contains any provisions restricting the Company or any of its Affiliates or their successors from (A) competing or engaging in any activity or line of business or with any Person or in any area or pursuant to which any benefit or right is required to be given or lost as a result of so competing or engaging, or which would have any such effect after the Closing Date or (B) hiring or soliciting for hire the employees or contractors of any Third Party;

(vi)        each Contract that (A) grants any exclusive rights to any Third Party, including any exclusive license or supply or distribution agreement or other exclusive rights, (B) grants any rights of first refusal, rights of first negotiation or similar rights with respect to any product, service or Company IP, (C) contains any provision that requires the purchase of all or any portion of the Company’s or any of its Subsidiaries’ requirements from any Third Party, or any other similar provision, or (D) grants “most favored nation” or similar rights;

(vii)       each lease of real property with respect to the locations disclosed in Part I, Item 2 of the Company’s annual report on Form 10-K for its fiscal year ended June 30, 2013;

(viii)      each Contract pursuant to which the Company or any of its Subsidiaries has agreed or is required to provide any Third Party with rights in or access to source code (including on a contingent basis), or to provide for source code to be put in escrow, other than with respect to discontinued products that do not share source code with any current Company Product;

(ix)         each Contract pursuant to which the Company or any of its Subsidiaries has been granted any license to Intellectual Property, other than nonexclusive licenses granted in the ordinary course of business of the Company and its Subsidiaries consistent with past practice;

(x)          each Contract pursuant to which, to the Knowledge of the Company, the Company or any of its Subsidiaries has granted any exclusive license to any Company IP which has an exclusivity period of six (6) months or longer;

(xi)         each Contract relating to Indebtedness (in any case, whether incurred, assumed, guaranteed or secured by any asset), except any such Contract with an aggregate outstanding principal amount not exceeding $1,000,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(xii)        each Contract pursuant to which the Company or any of its Subsidiaries is a party that creates or grants a material Lien (including Liens upon properties acquired under conditional sales, capital leases or other title retention or security devices), other than Permitted Liens;

(xiii)       each Contract under which the Company or any of its Subsidiaries has, directly or indirectly, made any loan, capital contribution to, or other investment in, any Person (other than the Company or any of its Subsidiaries and other than (A) extensions of credit in the ordinary course of business consistent with past practice and (B) investments in marketable securities in the ordinary course of business);

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(xiv)      each Contract under which the Company or any of its Subsidiaries has any obligations which have not been satisfied or performed (other than confidentiality obligations) relating to the acquisition or disposition of all or any portion of any business (whether by merger, sale of stock, sale of assets or otherwise) for consideration in excess of $1,000,000;

(xv)       any Contract (A) (1) between the Company or any of its Subsidiaries and any Governmental Authority, or (2) between the Company or any of its Subsidiaries, as a subcontractor, and any prime contractor to any Governmental Authority, in each case of (1) and (2) and providing for either aggregate payments to the Company or any of its Subsidiaries after the date hereof of $1,000,000 or more, or (B) financed by any Governmental Authority and subject to the rules and regulations of any Governmental Authority concerning procurement;

(xvi)      each partnership, joint venture or other similar Contract or arrangement material to the Company and its Subsidiaries, taken as a whole (but excluding reseller, referral and other commercial arrangements that do not involve the sharing of profits or losses or shared controlled of property);

(xvii)     each Contract for the development for the benefit of the Company or any of its Subsidiaries by any party other than the Company or its Subsidiaries, of Software or Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole;

(xviii)    each employee collective bargaining agreement or other Contract with any labor union, and each employment Contract (other than for employment at-will or similar arrangements) that is not terminable by the Company without notice and without cost to the Company;

(xix)       each Contract: (A) entered into in connection with the settlement or other resolution of any Proceeding that has any continuing material obligations, liabilities or restrictions with respect to the Company or any of its Subsidiaries, or (B) entered into in the last three (3) years in connection with the settlement or other resolution of any Proceeding that involved payment by or to the Company or any of its Subsidiaries of more than $1,000,000;

(xx)        each Contract providing for indemnification of any Person (A) with respect to material liabilities relating to any current or former business of the Company, any of its Subsidiaries or any predecessor Person, other than indemnification obligations of the Company or any of its Subsidiaries pursuant to the provisions of a Contract entered into by the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice or that would not reasonably be expected to have a Company Material Adverse Effect, or (B) with respect to claims involving infringement or misappropriation of any Intellectual Property rights of any Third Party, which Contract is material and does not provide the Company or its Subsidiaries with the right to (1) assume control of the defense and settlement of any such claim, (2) require the indemnified Person to implement a non-infringing substitute provided by the Company or its Subsidiaries for any Company Product that is the subject of any such claim and (3) terminate the indemnified Person’s right to use any Company Product that is the subject of any such claim if the Company or its Subsidiaries is unable to provide a non-infringing substitute or otherwise abate the infringement or alleged infringement;

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(xxi)       each Contract containing (A) any provisions having the effect of providing that the Offer or the consummation of the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement will conflict with, result in any violation or breach of, or constitute a default (with or without notice or lapse of time or both) under, such Contract (if such Contract is material to the Company and its Subsidiaries, taken as a whole), or give rise under such Contract to any right of, or result in, a termination, right of first refusal, amendment, revocation, cancellation or acceleration, or a loss of a benefit or the creation of any Lien upon any of the properties or assets of the Company, Parent or any of their respective Affiliates, or to any increased, guaranteed, accelerated or additional rights or entitlements of any Person, except to the extent that such termination, amendment, conflict, violation, breach, default, revocation, cancellation, acceleration, loss of benefit, creation of lien, any increased, guaranteed, accelerated or additional rights or entitlement as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, provided that in determining whether a Company Material Adverse Effect would result, any adverse effect otherwise excluded by clause (A) of the definition of Company Material Adverse Effect shall be taken into account, or (B) any standstill or similar provision purporting to limit the authority of any party to such agreement to acquire any Equity Interest in the Company or any other Person;

(xxii)      each Contract or plan, including any stock option or equity plan, that may or will increase, or accelerate the vesting of, the benefits to any Person by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits which will be calculated on the basis of any of the transactions contemplated by this Agreement; or

(xxiii)     except for the Contracts disclosed above, each Contract required to be filed by the Company pursuant to Item 601 of Regulation S-K under the Securities Act, or that is otherwise material to the Company and its Subsidiaries, taken as whole; or

(b)          Each Contract disclosed (or required to be disclosed) in Section 5.14(a) of the Company Disclosure Schedule, required to be delivered or made available pursuant to Section 5.14(c) or which would have been required to be so disclosed if it had existed on the date of this Agreement (each, a “Material Contract”) (unless it has terminated or expired (in each case according to its terms)) is in full force and effect and is a legal, valid and binding agreement of the Company or its Subsidiary, as the case may be, and, to the Knowledge of the Company, of each other party thereto, enforceable against the Company or such Subsidiary, as the case may be, and, to the Knowledge of the Company, against the other party or parties thereto, in each case, in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity. Neither the Company nor any of its Subsidiaries has received any written notice to terminate, in whole or part, materially amend or not renew any executory obligation of a counterparty to a Material Contract that has not terminated or expired (in each case according to its terms) prior to the date of this Agreement (nor, to the Knowledge of the Company, has there been any occurrence that a reasonable person would consider an indication that any such notice of termination will be served on or after the date of this Agreement on the Company or any Subsidiary of the Company by any counterparty to a Material Contract). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, and, to the Knowledge of the Company, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute any event of default thereunder.

(c)          Complete, correct and unredacted copies of each Material Contract, as amended and supplemented, have been delivered by the Company to Parent, or otherwise made available as an exhibit to the Company SEC Documents, by the Company to Parent.

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Section 5.15.         Taxes.

(a)          (i) All income, franchise and other material Company Returns required by Applicable Law to be filed with any Taxing Authority have been filed when due (taking into account extensions) in accordance with all Applicable Law, (ii) all Company Returns that have been filed are true and complete in all material respects, (iii) the Company and each of its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iv) all Taxes that the Company or any of its Subsidiaries is or was required to withhold or collect in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Person have been duly withheld or collected and have been timely paid, to the extent required, to the proper Taxing Authority, (v) the unpaid Taxes of the Company and its Subsidiaries did not, as of the Company Balance Sheet Date, exceed the reserve set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (vi) since the Company Balance Sheet Date, neither the Company nor any of its Subsidiaries has incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and past practice;

(b)          (i) The federal and material state income and franchise Company Returns through the taxable year ended June 30, 2009 have been examined and closed or are Company Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) neither the Company nor any of its Subsidiaries has granted any currently effective extension or waiver of the limitations period applicable to any material Company Return, which period (after giving effect to such extension or waiver) has not yet expired;

(c)          (i) No deficiencies for Taxes with respect to the Company or any of its Subsidiaries have been claimed, proposed or assessed in writing by any Taxing Authority, except for deficiencies that have been paid or otherwise resolved, (ii) there is no Proceeding or investigation pending or threatened in writing against or with respect to the Company or any of its Subsidiaries in respect of any material Tax or Tax asset, (iii) no claim has been made by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file income or franchise Tax Returns that the relevant Company or Subsidiary is or may be subject to taxation by that jurisdiction and (iv) no closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to the Company or any of its Subsidiaries which would be binding following the Closing, and no such agreements or rulings have been applied for and are currently pending;

(d)          There are no Liens for Taxes on any assets of the Company or any of its Subsidiaries, other than Permitted Liens;

(e)          During the three-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code;

(f)          Neither the Company nor any of its Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4;

(g)          (i) Neither the Company nor any of its Subsidiaries is or has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or any group that has filed a combined, consolidated or unitary Tax Return (other than the group of which the Company is or was the common parent); and (ii) neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise;

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(h)          There are no Tax sharing agreements or similar arrangements (including Tax indemnity arrangements) with respect to or involving the Company or any of its Subsidiaries;

(i)          Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction (x) in which a material amount of Tax is imposed, or the value of the interest is materially reassessed, on the transfer of an interest in real property resulting from the Merger or the purchase of Company Common Stock tendered pursuant to the Offer and (y) which treats the transfer of an interest (resulting from the Merger or the purchase of Company Common Stock tendered pursuant to the Offer) in an entity that owns an interest in real property as a transfer of the interest in real property;

(j)          Neither the Company nor any of its Subsidiaries (i) is or has been a shareholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law); (ii) is or has been a shareholder of a “passive foreign investment company” within the meaning of Section 1297 of the Code; or (iii) is or has engaged in a trade or business, has or had a permanent establishment (within the meaning of an applicable Tax treaty), or otherwise become subject to Tax jurisdiction in a country other than the country of its formation.

(k)          No foreign Subsidiary of the Company (i) has or has had any nexus with the United States, a trade or business or permanent establishment within the United States or any other connection with the United States that has subjected or could reasonably be expected to have subjected it to United States federal, state or local Tax; (ii) is or was a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or is treated as a U.S. corporation under Section 7874(b) of the Code; (iii) is or was created or organized in the United States such that such entity would be taxable in the United States as a domestic entity pursuant to United States Treasury Regulation Section 301.7701-5(a); or (iv) holds assets which constitute U.S. property within the meaning of Section 956 of the Code.

(l)          Section 5.15(l) of the Company Disclosure Schedule contains a list of each Tax Grant. The Company and its Subsidiaries have complied in all material respects with the conditions stipulated in each Tax Grant, no submissions made to any Taxing Authority in connection with obtaining any Tax Grant contained any material misstatement or omission and the transactions expressly contemplated by this Agreement will not adversely affect the eligibility of the Company or any of its Subsidiaries for any Tax Grant.

Section 5.16.         Employee Benefit Plans.

(a)          Section 5.16(a) of the Company Disclosure Schedule contains a correct and complete list identifying each material Company Employee Plan. “Company Employee Plan” means each “employee benefit plan,” as defined in Section 3(3) of ERISA, each employment, individual consulting, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance or termination benefits or post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Subsidiary or ERISA Affiliate and covers any current or former employee, consultant or director of the Company or any of its Subsidiaries (or any dependent or beneficiary thereof), or under which the Company or any Subsidiary or ERISA Affiliate thereof has any material obligation or liability. Complete and accurate copies of each Company Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto, and descriptions of all material terms of any plan that is not in writing, have been furnished or made available to Parent together with (i) the three most recent annual reports and Tax Returns (and all schedules thereto), if any, required by be filed with the Internal Revenue Service with respect to such Company Employee Plan, (ii) the most recently received Internal Revenue Service determination letter, if any, issued with respect to each Company Employee Plan that is intended to qualify under Section 401(a) of the Code, and (iii) all other filings and material correspondence with any Governmental Authority with respect to each Company Employee Plan.

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(b)          Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes or is obligated to contribute to, or has in the past sponsored, maintained or contributed or been obligated to contribute to, any Company Employee Plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, any defined benefit plan, any “multiemployer plan” within the meaning of Section 4001(a)(3) or 3(37) of ERISA, or any “multiple employer plan” within the meaning of Section 413(c) of the Code.

(c)          Each Company Employee Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is permitted to rely on a favorable opinion letter, in either case, that has not been revoked, or has pending or has time remaining in which to file an application for such determination from the Internal Revenue Service, and, to the Knowledge of the Company, there is no reason why any such determination letter would reasonably be expected to be revoked or not be issued. Each trust established in connection with any Company Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt and to the Knowledge of the Company no fact or event has occurred that could reasonably be expected to adversely affect the exempt status of any such trust. There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Employee Plan.

(d)          Each Company Employee Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all Applicable Law, including ERISA and the Code, which are applicable to such Company Employee Plan. The Company and each of its Subsidiaries have performed all material obligations required to be performed by it under all Company Employee Plans. No events have occurred with respect to any Company Employee Plan that could result in a material payment or assessment by or against the Company of any excise Taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)          To the Knowledge of the Company, no Company Employee Plan is under audit or is subject of an investigation by the Internal Revenue Service, the U.S. Department of Labor, the SEC, the PBGC or any other Governmental Authority.

(f)          The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) (i) entitle any employee, director or independent contractor of the Company or any of its Subsidiaries to any pay or benefits under any Company Employee Plan; (ii) accelerate the time of payment or vesting of any compensation or equity-based award; (iii) trigger any funding (through a grantor trust or otherwise) of compensation or benefits under any Company Employee Plan; or (iv) trigger any payment, increase the amount payable or trigger any other material obligation pursuant to any Company Employee Plan.

(g)          There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, (i) would entitle any employee or former employee to any severance or other payment as a result of the transactions contemplated hereby (either alone or together with any other event), or (ii) could give rise to the payment of any amount that would not be deductible pursuant to the terms of Sections 280G or 162(m) of the Code.

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(h)          Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees or directors of the Company or its Subsidiaries except as required to comply with Section 4980B of the Code or any similar state law provision.

(i)          There is no material action, suit, investigation, audit or other Proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving any Company Employee Plan before any arbitrator or any Governmental Authority.

(j)          Each Company Employee Plan which is a “non-qualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has, at all times, been administered in compliance with the requirements of Section 409A of the Code and applicable guidance issued thereunder, in all cases so that the additional Tax described in Section 409A(a)(1)(B) of the Code will not be assessed against the individuals participating in any such non-qualified deferred compensation plan with respect to benefits due or accruing thereunder.

(k)          Each Company Stock Option was granted with a per share exercise price that is not less than the fair market value of a share of Company Common Stock on the date of its grant and is exempt from the additional tax and interest described in Section 409A(a)(1)(B) of the Code. Each Company Stock Option characterized by the Company as an “incentive stock option” within the meaning of Section 422 of the Code complies with all of the applicable requirements of Section 422 of the Code.

(l)          Each material International Plan is listed on Section 5.16(l) of the Company Disclosure Schedule. With respect to each International Plan, (i) such International Plan is in material compliance with the Applicable Law of each jurisdiction in which such International Plan is maintained, (ii) all contributions to, and material payments from, such International Plan which may have been required to be made in accordance with the terms of such International Plan, and, when applicable, the Applicable Law of the jurisdiction in which such International Plan is maintained, have been timely made or shall be made by the Closing Date, and all such contributions to such International Plan, and all payments under such International Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued liability on the Company Balance Sheet, (iii) the Company, each Subsidiary and each ERISA Affiliate has materially complied with all applicable reporting and notice requirements with respect to such International Plan, and such International Plan has obtained from the Governmental Authority having jurisdiction with respect to such International Plan any required determinations that such International Plan is in compliance in all material respects with the Applicable Law of the relevant jurisdiction if such determinations are required in order to give effect to such International Plan, (iv) such International Plan has been administered in all material respects at all times in accordance with its terms and all Applicable Law, (v) to the Knowledge of the Company, there are no pending investigations by any Governmental Authority involving such International Plan, and no pending claims (except for claims for benefits payable in the normal operation of such International Plan), suits or other Proceedings against such International Plan or asserting any rights or claims to benefits under such International Plan, (vi) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any liability with respect to such International Plan, and (vii) except as required by Applicable Law, no condition exists that would prevent the Company from terminating or amending any International Plan at any time for any reason in accordance with the terms of each such International Plan without the payment of any fees, costs or expenses (other than the payment of benefits accrued on the Company Balance Sheet and any normal and reasonable expenses typically incurred in a termination event).  The benefits available under all International Plans in the aggregate do not provide materially greater benefits to employees of the Company participating in such plans than the benefits available under the Company Employee Plans for employees of the Company in the United States.  No International Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

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(m)          There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material liability of the Company or any of its Subsidiaries or ERISA Affiliates at or following the Effective Time.

Section 5.17.         Labor and Employment Matters.

(a)          Section 5.17(a) of the Company Disclosure Schedule lists the names and current position, annual salary rates or current hourly wages, bonus opportunity, hire date, credited service, accrued vacation or paid-time-off, principal work location and leave status of all present employees of the Company and each of its Subsidiaries and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position or any similar Applicable Law regarding wages, hours of work and/or overtime applicable to employees located outside of the United States.

(b)          Neither the Company nor any of its Subsidiaries is or was a party to, bound by or subject to, or is currently negotiating, any collective bargaining agreement or understanding with a labor union or organization. None of the employees of the Company or any of its Subsidiaries is represented by any union with respect to his or her employment by the Company or any Subsidiary. There is no (i) material unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding involving the Company or any of its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, or (iii) lockouts, strikes, slowdowns, picketings, negotiated industrial actions, work stoppages or threats thereof by or with respect to such employees, in each case, pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the last three (3) years there has not been any such action. There are no unfair labor practice charges pending before the National Labor Relations Board or any other Governmental Authority, nor any grievances, complaints, claims or other Proceedings, in each case, which are pending or, to the Knowledge of the Company, threatened by or on behalf of any employees of the Company or any of its Subsidiaries.

(c)          Since January 1, 2011, (i) there has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act of 1998 in respect of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries has been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar Applicable Law.

(d)          Schedule 5.17(d) of the Company Disclosure Schedule contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company and each of its Subsidiaries, along with the position, date of retention and rate of remuneration for each such individual. Except as set forth in Schedule 5.17(d) of the Company Disclosure Schedule, neither the Company nor any Subsidiary thereof engages or retains any independent contractors, consultants, agents or agency employees.

(e)          The Company is in compliance in all material respects with all Applicable Law respecting employment including discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants and of employees as exempt or non-exempt, in each case, under the Fair Labor Standards Act of 1938, as amended, and any similar Applicable Law), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act, and is not engaged in any unfair labor practice.

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(f)          The compensation committee of the Company Board (each member of which the Company Board has determined is an “independent director” as defined by Rule 4200(a)(15) of the Nasdaq Marketplace Rules and is an “independent director” in accordance with the requirements of Rule 14d−10(d)(2) under the Exchange Act): (i) at a meeting duly called and held, duly adopted resolutions approving each employment, compensation severance and employee benefit agreement, arrangement or understanding entered into on or before the date hereof by the Company or any of its Affiliates with current or future directors, officers or employees of the Company and its Affiliates as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act; and (ii) has taken all other actions and made all other determinations necessary or advisable to ensure that any such arrangements fall within the safe harbor provisions of Rule 14d−10(d).

Section 5.18.         Insurance Policies. Section 5.18 of the Company Disclosure Schedule lists all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers or directors of the Company and its Subsidiaries (collectively, the “Insurance Policies”) and the coverage limitations and deductibles applicable to each such policy. All of the Insurance Policies or renewals thereof are in full force and effect and not voidable. There is no material claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which the Company has been notified that coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid when due, and the Company and its Subsidiaries are otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). To the Knowledge of the Company, there is no threatened termination of, or material premium increase (other than with respect to customary annual premium increases) with respect to, any Insurance Policy. Section 5.18 of the Company Disclosure Schedule identifies each material insurance claim made by the Company or any of its Subsidiaries between the Company Balance Sheet Date and the date of this Agreement. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to give rise to or serve as a basis for any material insurance claim not listed on Section 5.18 of the Company Disclosure Schedule.

Section 5.19.         Environmental Matters.

(a)          No notice, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no Proceeding is pending and, to the Knowledge of the Company, none of the foregoing is threatened by any Governmental Authority or other Person relating to or arising out of any failure of the Company or any of its Subsidiaries to comply with any Environmental Law.

(b)          The Company and its Subsidiaries are and have been in compliance with all Environmental Laws and all Environmental Permits of the Company.

(c)          There has been no release by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other Person, for which the Company or any of its Subsidiaries would reasonably be expected to be liable by Contract or by operation of Applicable Law, of any Hazardous Substance at, under, from or to any facility or real property currently or formerly owned, leased or operated by the Company or any of its Subsidiaries.

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(d)          There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance and, to the Knowledge of the Company, there is no condition, situation or set of circumstances that would reasonably be expected to result in or be the basis for any such liability or obligation.

(e)          Neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

(f)          For purposes of this Section 5.19, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 5.20.         Intellectual Property and Information Technology.

(a)          Section 5.20(a) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Products.

(b)          The Company and its Subsidiaries own or otherwise hold all rights in all Company IP necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted or as currently proposed to be conducted (the “Necessary IP”), free and clear of any Liens except Permitted Liens. The consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any rights in any Necessary IP, or (ii) result in the creation of any Lien with respect to any of the Company IP.

(c)          Section 5.20(c) of the Company Disclosure Schedule lists and describes the status of each Proceeding or threatened Proceeding (i) alleging infringement, misappropriation or any other violation of any Intellectual Property rights of any Person by the Company or any of its Subsidiaries or by any Company Products, or (ii) challenging the scope, ownership, validity, or enforceability of any Company IP owned by the Company or any of its Subsidiaries or of the Company and its Subsidiaries’ rights under the Necessary IP, regardless of whether such Proceeding or threatened Proceeding has been settled, withdrawn or otherwise resolved. Neither the Company nor any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property rights of any Person or, except in connection with the Proceedings set forth on Section 5.20(c) of the Company Disclosure Schedule, received any notice of alleged infringement or potential infringement of any such rights.

(d)          (i) No Person, other than the Company and its Subsidiaries, possesses any current or contingent rights to license, sell or otherwise distribute the Company Products or other products or services utilizing Company IP that is owned by the Company or any of its Subsidiaries, and (ii) there are no restrictions binding on the Company or any Subsidiary respecting the disclosure, use, license, transfer or other disposition of any Company IP or Company Products.

(e)          Section 5.20(e)(i) of the Company Disclosure Schedule contains a true and complete list, as of the date of this Agreement, of all Company Registered IP. The Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect all material Company Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and recording all assignments (and licenses where required) of the Registered IP with the appropriate Governmental Authorities. The Company and each of its Subsidiaries have complied in all material respects with all applicable notice and marking requirements for all material Company Registered IP. None of the Company Registered IP has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Company, none of the Company Registered IP is invalid or unenforceable.

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(f)          The Company and its Subsidiaries have taken reasonable steps to protect their rights in the Company IP and to protect any confidential information provided to them by any other Person under obligation of confidentiality. Without limitation of the foregoing, the Company and its Subsidiaries have not made any of their material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.

(g)          The Company and its Subsidiaries have obtained from all parties (including employees and current or former consultants and subcontractors) who have created any portion of, or otherwise who would have any rights in or to, any Company IP, valid and enforceable written assignments of any such work, invention, improvement or other rights to the Company and its Subsidiaries and have delivered true and complete copies of such assignments to Parent. No employee, consultant or former consultant of the Company or any of its Subsidiaries has ever excluded any Intellectual Property from any written assignment executed by any such Person in connection with work performed for or on behalf of the Company or any of its Subsidiaries. All amounts payable by the Company or any of its Subsidiaries to consultants and former consultants have been paid in full, other than current accounts payable that are not delinquent.

(h)          Section 5.20(h) of the Company Disclosure Schedule contains a complete and accurate list of (i) all third-party Intellectual Property (other than Third Party Software and Third Party Hardware) sold with, incorporated into, distributed in connection with or used in the development of any Company Product (including any Company Product currently under development) and (ii) all other third-party Intellectual Property (other than Third Party Software and Third Party Hardware) used or held for use for any purpose by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

(i)          Section 5.20(i) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Software, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner and/or licensor of such item, (iii) all licenses and other agreements pursuant to which the Company or any of its Subsidiaries holds rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) whether such item is used internally by or on behalf of the Company or any of its Subsidiaries, (vi) whether such item is distributed by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component) and, if so, whether such item is distributed in source, binary or other form, (vii) whether such item is hosted, offered as a service or made available in a service bureau or in any similar manner by or on behalf of the Company or any of its Subsidiaries (whether on a standalone basis or as an embedded or bundled component), (viii) whether the Company or any Subsidiary permits any Third Party to host, offer as a service or make available in a service bureau or in any similar manner such item (whether on a standalone basis or as an embedded or bundled component), (ix) whether such item has been modified by or on behalf of the Company or any of its Subsidiaries, (x) whether such item is used by or on behalf of the Company or any of its Subsidiaries to generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (v) through (ix) above) of the use, modification, hosting and/or distribution of such generated code or other material, (xi) a summary of the Company’s and its Subsidiaries’ payment history in respect of such item, as well as a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties, (xii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any support agreement or maintenance agreement, and (xiii) any rights by a Third Party to audit or review any financial, license or royalty information, if any, with respect thereto. For purposes of this Section 5.20(i), Company Product includes any Company Product under development. Neither the Company nor any of its Subsidiaries has been subjected to an audit of any kind in connection with any license or other agreement pursuant to which the Company or any of its Subsidiaries hold rights to any Third Party Software, nor received any written notice of intent to conduct any such audit. Neither the Company nor any Subsidiary has incorporated into any Company Product or otherwise accessed, used, modified or distributed any Third Party Software, in whole or in part, in a manner that may (A) require any Company IP to be licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form and/or for the purpose of making derivative works, for any reason, (B) grant, or require the Company or any of its Subsidiaries to grant, the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any Company IP or (C) limit in any manner the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any Company IP and neither the Company nor any of its Subsidiaries has any plans to do any of the foregoing. All information set forth in Section 5.20(i) of the Company Disclosure Schedule is true and complete.

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(j)          The Company Products as delivered by the Company and its Subsidiaries do not contain any computer code designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Company Products by or for the Company or any of its Subsidiaries or its respective authorized users, or any other associated Software, firmware, hardware, computer system or network (including what are sometimes referred to as “viruses,” “worms,” “time bombs” and/or “back doors”).

(k)          Neither the Company nor any of its Subsidiaries has (i) transferred ownership of, or granted any exclusive license with respect to, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries to any other Person, (ii) granted any customer the right to use any Company Product or portion thereof on anything other than a non-exclusive basis or for anything other than such customer’s internal business purposes, or (iii) other than with respected to discontinued products that do not share any source code with any current Company Product, granted any Third Party the right to access or use any source code other than upon the occurrence of specified release events pursuant to a written source code escrow agreement, and no such release event has ever occurred or been claimed to have occurred.

(l)          None of the Company’s or any of its Subsidiaries’ agreements (including any agreement for the performance of professional services by or on the behalf of the Company or any of its Subsidiaries) confers upon any Person other than the Company or any of its Subsidiaries any ownership right, exclusive license or other exclusive right with respect to any Intellectual Property developed or delivered in connection with such agreement.

(m)          No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Company IP owned or purported to be owned by the Company or any of its Subsidiaries, including any portion of a Company Product. Neither the Company nor any of its Subsidiaries is or has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company or such Subsidiary to grant or offer to any Third Party any license or right to such Company IP. Section 5.20(m) of the Company Disclosure Schedule sets forth a complete and accurate list of (i) any and all grants and similar funding received by the Company or any of its Subsidiaries (including their respective predecessors), including the name of the granting authority and the status and material terms thereof and (ii) any standards bodies or similar organizations of which the Company or any of its Subsidiaries (or any of their predecessors) has ever been a member, promoter or contributor.

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(n)          The IT Assets operate and perform in all material respects in a manner that permits the Company and each of its Subsidiaries to conduct their respective businesses as currently conducted and, to the Knowledge of the Company, no Person has gained unauthorized access to or otherwise interfered with the operation of any IT Asset. In all matters related to the business of the Company and its Subsidiaries, the Company and each of its Subsidiaries has implemented and followed reasonable security, backup and disaster recovery processes consistent with applicable industry best practices.

(o)          The Company and the Subsidiaries are in compliance with, and have complied in all material respects with, all Applicable Law concerning data protection and privacy (“Data and Privacy Laws”) and with their respective internal policies and practices relating to the use, collection, storage, disclosure and transfer of any data collected from or with respect to any other Person. The transactions contemplated by this Agreement will not result in the Company or any of the Subsidiaries being in breach of or unable fully to comply with any Data and Privacy Laws. The Company and the Subsidiaries are and have at all times been in compliance with and have not breached, violated or defaulted under, or received written notice that they have breached, violated or defaulted under, any of the terms of use or service of any other Person’s website. The Company’s and each of the Subsidiaries’ access to any other Person’s website and use of data, content or other assets from any other Person’s website have at all times been in compliance with Applicable Law.

(p)          Section 5.20(p) of the Company Disclosure Schedule contains a complete and accurate list of all Third Party Hardware, setting forth for each such item (i) the name and version of such item, (ii) the name of the owner, supplier, original manufacturer, and/or licensor of, and the manufacturer’s part number for, such item, (iii) all licenses and other Contracts pursuant to which the Company or any of the Subsidiaries holds or obtains rights to such item, (iv) the Company Product(s), including version numbers, to which such item relates, if any, (v) a description of the nature and function of such item, (vi) whether such item is used internally by or on behalf of the Company or any of the Subsidiaries, (vii) whether such item is distributed by or on behalf of the Company or any of the Subsidiaries (whether on a standalone basis or as an integrated, embedded or bundled component), (viii) whether such item is hosted, co-located, or used in connection with hosting, service bureau or in any similar manner by or on behalf of the Company or any of the Subsidiaries (whether on a standalone basis or as an integrated, embedded or bundled component), (ix) whether the Company or any of the Subsidiaries permits any third party to host, co-locate, or use in connection with hosting, service bureau or in any similar manner such item (whether on a standalone basis or as an integrated, embedded or bundled component), (x) whether such item has been modified by or on behalf of the Company or any of the Subsidiaries, (xi) whether such item is used by or on behalf of the Company or any of the Subsidiaries to design, assemble or test any Company Product or generate code or other material, and if so, a description (consistent with the disclosure requirements under clauses (vi) through (x) above) of the use, modification, hosting and/or distribution of such generated code or other material; (xii) a summary of the Company’s and its Subsidiaries’ payment history in respect of such item, as well as a summary of anticipated future payments in respect of such item, including license fees, renewal fees, maintenance fees, support fees and royalties; (xiii) whether such item is used, held for use or required (or generates code or other material that is used, held for use or required) to satisfy any obligation under any support agreement; (xiv) any rights by a third Person to audit or review any financial, license or royalty information, if any, with respect thereto; (xv) whether such item is sole or single sourced and an assessment of the difficulty of replacing the item; (xvi) a description of the impact on the business of the Company if the Company and the Subsidiaries could no longer use, access, or provide such item to any third Person; (xvii) whether the Company or any of the Subsidiaries has received any notice of planned end-of-life in connection with such item; and (xviii) whether there have been any quality failures in connection with such item during the past twelve (12) months, and if so, a description of such failures and the scope of impact, remedial steps taken and planned and current status. For purposes of this Section 5.20(p), “Company Product” includes any Company Product under development. Neither the Company nor any of the Subsidiaries has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or any of the Subsidiaries hold or obtain rights to any Third Party Hardware, nor received any written notice of intent to conduct any such audit. All information set forth on Section 5.20(p) of the Company Disclosure Schedule is true and complete.

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Section 5.21.         Properties.

(a)          (i) The Company and each of its Subsidiaries has good and marketable title to, or in the case of leased property and leased tangible assets, valid leasehold interests in, all of its material real properties and material tangible assets and (ii) all such assets and real properties, other than assets and real properties in which the Company or any of its Subsidiaries has leasehold interests, are free and clear of all Liens, except for Permitted Liens.

(b)          Section 5.21(b) of the Company Disclosure Schedule sets forth a complete and correct list of all real property and interests in real property, if any, currently owned by the Company or any of its Subsidiaries (each, an “Owned Real Property”). Section 5.21(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property with respect to the locations disclosed in Part I, Item 2 of Company’s annual report on Form 10-K for its fiscal year ended June 30, 2013 (each, a “Leased Real Property”), (ii) the address for each Leased Real Property, and (iii) current rent amounts payable by the Company or its Subsidiaries related to such Leased Real Property as of the date of this Agreement. All of the leases, subleases and other agreements (each, a “Lease Agreement”) of the Leased Real Property are valid, binding and in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery or performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby. No Lease Agreement is subject to any Lien, other than Permitted Liens, including any mortgage, pledge, lien, encumbrance, sublease, assignment, license or other agreement granting to any Third Party any interest in such Lease Agreement or any right to the use or occupancy of any Leased Real Property. The Company and each of its Subsidiaries has performed all material obligations required to be performed by it to date under each Lease Agreement, and there are no outstanding defaults or circumstances which, upon the giving of notice or passage of time or both, would constitute a default or breach by any party under any Lease Agreement.

(c)          With respect to each Leased Real Property, neither the Company nor any of its Subsidiaries has subleased, licensed or otherwise granted anyone a right to use or occupy such Leased Real Property or any portion thereof. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession of the Owned Real Property and the Leased Real Property.

Section 5.22.         Inventory.   Except for any reserves set forth in the Company Balance Sheet, all of the inventory of the Company and its Subsidiaries, wherever located, is in good condition, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at customary gross margins consistent with the past practices of the Company. Neither the Company nor any of its Subsidiaries owns any inventory or is in possession of any inventory not owned by the Company or one of its Subsidiaries, including goods already sold. The value of all items of obsolete and of below standard quality has been written down to the net realizable value or adequate reserves have been provided therefor.

Section 5.23.         Conflict Minerals.  The Company has undertaken commercially reasonable efforts to eliminate Conflict Minerals from each Company Product and any products currently proposed to be manufactured by the Company or on its behalf in the future. “Conflict Minerals” means columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which originate in the Democratic Republic of the Congo or other country the exploitation and trade of which is determined by the United States to be financing conflict in the Democratic Republic of the Congo or other country.

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Section 5.24.         Interested Party Transactions. (i) Neither the Company nor any of its Subsidiaries is a party to any transaction or agreement with any Affiliate, stockholder that beneficially owns 5% or more of the Company Common Stock, or director or Executive Officer of the Company or, to the Knowledge of the Company, any Affiliate of any such owner, Executive Officer or director, and (ii) no event has occurred since January 1, 2010 that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 5.25.         Compliance with the U.S. Foreign Corrupt Practices Act and Other Applicable Anti-Corruption Laws.

(a)       The Company and its Subsidiaries have complied with the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption laws.

(b)       Neither the Company nor any of its Subsidiaries nor any director, officer, agent, employee or other Representative of the Company or any of its Subsidiaries at the direction of or on behalf of the Company or any of its Subsidiaries corruptly or otherwise illegally offered or gave anything of value to: (i) any official, employee or representative of a Governmental Authority, any political party or official thereof, or any candidate for political office; or (ii) any other Person, in any such case while knowing, or having reason to know, that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official, employee or representative of a Governmental Authority, any political party or official thereof, or candidate for political office for the purpose of the following: (x) influencing any action or decision of such Person, in his or her official capacity, including a decision to fail to perform his or her official function; (y) inducing such Person to use his or her influence with any Governmental Authority to affect or influence any act or decision of such Governmental Authority to assist in obtaining or retaining business or to secure an improper business advantage; or (z) where such payment would constitute a bribe, kickback or illegal or improper payment to assist the Company or any of its Subsidiaries in obtaining or retaining business for, or with, or directing business to, any Person or in securing any improper advantage.

(c)       There have been no false or fictitious entries made in the books or records of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.

Section 5.26.         Customers, Suppliers, Recalls.

(a)       Between the Company Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Customer, or (ii) any change in any material term (including credit terms) of the sales agreements or related arrangements with any Major Customer. During the three (3) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written customer complaint concerning its products and services, nor has it had any such products returned by a purchaser thereof, other than complaints seeking repair or replacement made in the ordinary course of business that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

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(b)       Between the Company Balance Sheet Date and the date of this Agreement, there has not been (i) any material adverse change in the business relationship of the Company or its Subsidiaries with any Major Supplier, or (ii) any change in any material term (including pricing or credit terms) of the supply agreements or related arrangements with any Major Supplier.

(c)       No Company Product has been the subject of any voluntary or involuntary recall, market withdrawal, safety alert or similar action and no event has occurred, and, to the Company’s Knowledge, no condition or circumstance exists, that might reasonably be expected to (with or without notice or lapse of time or both) directly or indirectly give rise to or serve as a basis for any such recall or similar action relating to any Company Product. To the Company’s Knowledge, no component, assembly, part, product or other hardware purchased, licensed, leased or otherwise acquired or obtained from any manufacturer, supplier or other Person and incorporated into any Company Product has been or is subject to any voluntary or involuntary recall, market withdrawal, safety alert or similar action.

Section 5.27.         Finders’ Fees.

(a)       Except for Centerview Partners LLC, a copy of whose engagement agreement (and all indemnification and other agreements related to such engagement) has been made available to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, who might be entitled to any banking, broker’s, finder’s or similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement.

(b)       The Company does not anticipate that the fees and expenses of its accountants, brokers, financial advisors, consultants, legal counsel and other Persons retained by the Company or any of its Subsidiaries, Affiliates, or any of their respective officers or directors in their capacity as officers or directors, incurred or to be incurred in connection with this Agreement and the transactions contemplated by this Agreement will exceed the aggregate fees and expenses set forth in Section 5.27(b) of the Company Disclosure Schedule.

Section 5.28.         Opinion of Financial Advisor. The Company Board has received from the Company’s financial advisor, Centerview Partners LLC, an opinion, dated as of the date of this Agreement, to the effect that, as of such date, and based upon and subject to the factors, qualifications, assumptions, limitations and other matters set forth therein, the consideration to be paid to the holders of shares of Company Common Stock (other than shares held by the Company, the Ultimate Parent, Merger Subsidiary or any Subsidiary of either the Company or the Ultimate Parent or any Affiliate of the Ultimate Parent) pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed copy of such opinion shall be delivered to Parent promptly following the execution of this Agreement for information purposes only.

Section 5.29.         Antitakeover Statute; No Rights Plan.

(a)       Assuming the accuracy of the representations and warranties of the Parent in Section 6.07, the Company and the Company Board have taken all action necessary to exempt the Merger, this Agreement, the Tender and Support Agreements and the other transactions contemplated hereby or thereby from the restrictions on business combinations and voting requirements contained in the Maryland Business Combination Act and the Maryland Control Share Acquisition Act. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Applicable Law applies to the Offer, the Merger, this Agreement, the Tender and Support Agreements or any of the other transactions contemplated hereby or thereby, including any antitakeover Applicable Law that would limit or restrict Parent of any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Offer and the Merger.

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(b)       The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 5.30.         Intent to Tender. The Company has been advised and believes in good faith that all of its directors and executive officers currently intend to tender all of their shares of Company Common Stock pursuant to the Offer.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 6.01.         Corporate Existence and Power. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Ultimate Parent is a corporation company duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland. Each of Parent, Ultimate Parent and Merger Subsidiary has all limited liability company or corporate, as the case may be, powers required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 6.02.         Corporate Authorization. Each of Parent, Ultimate Parent and Merger Subsidiary has all requisite limited liability company or corporate, as the case may be, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent, Ultimate Parent and Merger Subsidiary of this Agreement and the consummation by Parent, Ultimate Parent and Merger Subsidiary of the transactions contemplated hereby have been duly authorized by all necessary limited liability company or corporate, as the case may be, action on the part of Parent, Ultimate Parent and Merger Subsidiary (subject to, in the case of the Merger, obtaining the vote or consent of Parent as sole stockholder of Merger Subsidiary). This Agreement constitutes a valid and binding agreement of each of Parent, Ultimate Parent and Merger Subsidiary, enforceable against each such Person in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and other similar Applicable Law affecting creditors’ rights generally and by general principles of equity.

Section 6.03.         Governmental Authorization. The execution, delivery and performance by Parent, Ultimate Parent and Merger Subsidiary of this Agreement and the consummation by Parent, Ultimate Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of the Articles of Merger with the Maryland Department and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) the Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other U.S. state or federal securities laws, and (iv) any actions or filings the absence of which would not reasonably be expected to prevent, materially delay or materially impair Parent’s ability to consummate the Merger and the other transactions contemplated by this Agreement.

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Section 6.04.         Non-contravention. The execution, delivery and performance by Ultimate Parent, Parent and Merger Subsidiary of this Agreement and the consummation by Ultimate Parent, Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (with or without notice or lapse of time, or both) (i) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Ultimate Parent, Parent or the articles of incorporation and bylaws of Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 6.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law or Order, or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of any Contract to which Ultimate Parent, Parent, Merger Subsidiary or any other Subsidiary of Ultimate Parent or Parent is a party, or by which they or any of their respective properties or assets may be bound or affected, with such exceptions, in the case of each of clauses (ii) and (iv) above, as would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement.

Section 6.05.         Disclosure Documents. None of the information provided by Parent specifically for inclusion in the Offer Documents or any amendment or supplement thereto, at the time the Offer Documents or any amendment or supplement thereto is filed with the SEC or at the Acceptance Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading, except where the inclusion of such untrue statement of omission of such material fact will not have a material adverse effect on Merger Subsidiary’s ability to purchase and pay for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer. The representations and warranties contained in this Section 6.05 will not apply to statements or omissions included in the Offer Documents or any amendments or supplements thereto based upon information furnished to Parent in writing by the Company specifically for use therein.

Section 6.06.         Financing. At the Closing, Parent shall have sufficient cash, available lines of credit or other sources of immediately available funds to enable Parent to pay the aggregate Merger Consideration and to perform its obligations with respect to the transactions contemplated by this Agreement.

Section 6.07.         Ownership of Common Stock. Neither Parent nor Merger Subsidiary nor any of their “affiliates” (as defined in Section 3-601 of the MGCL) is, or at any time during the last five (5) years has been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of the Company.

ARTICLE 7
COVENANTS

Section 7.01.         Conduct of the Company. Except for matters expressly permitted or contemplated by this Agreement or as set forth in Section 7.01 of the Company Disclosure Schedule, except as required by Applicable Law or except with the prior written consent of Parent, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course, consistent with past practice, and use its commercially reasonable efforts to (i) preserve intact its Intellectual Property, business organization and material assets, (ii) keep available the services of its directors, officers and employees, (iii) maintain in effect all of its Governmental Authorizations and (iv) maintain satisfactory relationships with customers, lenders, suppliers, licensors, licensees, distributors and others having business relationships with the Company. Without limiting the generality of the foregoing, except for matters expressly permitted or contemplated by this Agreement, as set forth in Section 7.01 of the Company Disclosure Schedule, or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, do any of the following without the prior written consent of Parent:

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(a)          amend the Company’s or any of its Subsidiaries’ articles or certificate of incorporation, bylaws or other comparable charter or organizational documents (whether by merger, consolidation or otherwise);

(b)          (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or otherwise) in respect of, or enter into any agreement with respect to the voting of, any capital stock of the Company or any of its Subsidiaries, other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent (except for distributions resulting from the vesting or exercise of Company Compensatory Awards), (ii) split, combine or reclassify any capital stock of the Company or any of its Subsidiaries, (iii) except as otherwise provided in Section 7.01(c) below, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, (iv) purchase, redeem or otherwise acquire any Company Securities or Company Subsidiary Securities, except for acquisitions of Company Common Stock by the Company in satisfaction by holders of Company Compensatory Awards of the applicable exercise price and/or withholding taxes, or (v) take any action that would result in any amendment, modification or change of any term of any Indebtedness of the Company or any of its Subsidiaries;

(c)          (i) issue, deliver, sell, grant, pledge, transfer, subject to any Lien or otherwise encumber or dispose of any Company Securities or Company Subsidiary Securities, other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the applicable Company Compensatory Award’s terms as in effect on the date of this Agreement, or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)          adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, each with respect to the Company or any of its Subsidiaries;

(e)          make any capital expenditures or incur any obligations or liabilities in respect thereof in excess of $2,000,000 in the aggregate in any fiscal quarter;

(f)          acquire (i) any business, assets or capital stock of any Person or division thereof, whether in whole or in part (and whether by purchase of stock, purchase of assets, merger, consolidation, or otherwise), or (ii) any other material assets (other than assets acquired in the ordinary course of business consistent with past practice);

(g)          sell, lease, license, pledge, transfer, subject to any Lien or otherwise dispose of any of its Intellectual Property, material assets or material properties except (i) pursuant to Contracts or commitments as are in existence as of the date of this Agreement, (ii) sales of used equipment in the ordinary course of business consistent with past practice, or (iii) Permitted Liens incurred in the ordinary course of business consistent with past practice;

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(h)          (i) hire or engage any employees, consultants or contractors, or induce or encourage any employees, consultants or contractors to resign from the Company or any of its Subsidiaries, or promote any employees, or transfer any employees, or change the employment status or titles or terms of employment of any employees; or (ii) increase the salary or other compensation (of any type or form) payable or to become payable by the Company or any of its Subsidiaries to any of their employees, consultants, contractors, or advisors, or (iii) modify any existing salary, bonus, commission, severance, equity compensation or other equity arrangement or any other compensatory arrangement with any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan) or modify or waive any of the terms or conditions thereof or the performance or other criteria or conditions to payment or earning thereof, or (iv) reprice any right to acquire Company Securities or Company Subsidiary Securities or amend or accelerate or waive any vesting terms related to any award of, or award with respect to, any Company Securities or Company Subsidiary Securities held by any such Person, or (v) declare, pay, commit to, approve, or undertake any obligation of any other kind for the payment by the Company or any of its Subsidiaries of a bonus, commission or other additional salary, compensation or employee benefits to any such Person (including under any profit sharing, management by objectives, incentive, gainsharing, competency or performance plan);

(i)          (A) write-down any of its material assets, including any Company IP, or (B) make any change in any method of financial accounting principles, method or practices, in each case except for any such change required by GAAP or Applicable Law, including Regulation S-X under the Exchange Act (in each case following consultation with the Company’s independent auditor);

(j)          (A) repurchase, prepay or incur any Indebtedness, including by way of a guarantee or an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than (i) in connection with the financing of ordinary course trade payables consistent with past practice or (ii) accounts payable in the ordinary course of business consistent with past practice), or (B) make any loans, advances or capital contributions to, or investments in, any other Person (other than (i) to the Company or any of its Subsidiaries or (ii) accounts receivable and extensions of credit in the ordinary course of business, and advances in expenses to employees, in each case in the ordinary course of business consistent with past practice);

(k)          agree to any exclusivity, non-competition, most favored nation, or similar provision or covenant restricting the Company, any of its Subsidiaries or any of their respective Affiliates from competing in any line of business or with any Person or in any area or engaging in any activity or business (including with respect to the development, manufacture, marketing or distribution of their respective products or services), or pursuant to which any benefit or right would be required to be given or lost as a result of so competing or engaging, or which would have any such effect on Parent or any of its Affiliates after the Effective Time;

(l)          enter into any Contract, or relinquish or terminate any Contract or other right, in any individual case with an annual value in excess of $1,000,000 or with a value over the life of the Contract in excess of $1,000,000, other than (i) entering into Software license agreements, or the renewal of any existing Software license agreements, where the Company or any of its Subsidiaries is the licensor in the ordinary course of business consistent with past practice, (ii) entering into service or maintenance contracts in the ordinary course of business consistent with past practice pursuant to which the Company or any of its Subsidiaries is providing services to customers, (iii) entering into non-exclusive distribution, marketing, reselling or consulting agreements in the ordinary course of business consistent with past practice that provide for distribution of a Company Product by a Third Party, or (iv) entering into non-exclusive OEM agreements in the ordinary course of business consistent with past practice that are terminable without penalty within twelve months;

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(m)          (i) make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, amend any Tax Returns or file any claim for Tax refunds, enter into any closing agreement or Tax ruling, enter into any Tax allocation agreement, Tax sharing agreement or Tax indemnity agreement (other than any customary commercial or financing agreements, entered into in the ordinary course of business consistent with past practices), consent to any waiver or extension with respect to any Tax Proceeding, file any Tax Return (other than an amendment to a Tax Return) in a manner inconsistent with past practice, or (ii) settle any Tax Proceeding, or surrender any right to claim a Tax refund (including any such refund to the extent it is used to offset or otherwise reduce Tax liability), in each case with respect to clause (ii), if such action would reasonably be expected to result in an increase in any Tax liability or the surrender or any Tax refund of the Company or any of its Subsidiaries of more than $1,000,000;

(n)          (i) institute, pay, discharge, compromise, settle or satisfy (or agree to do any of the preceding with respect to) any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), in excess of $250,000 in any individual case, other than (x) as required by their terms as in effect on the date of this Agreement, (y) claims, liabilities or obligations reserved against on the Company Balance Sheet (for amounts not in excess of such reserves), or (z) claims, liabilities or obligations incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, provided that, in the case of each of (x), (y) or (z), the payment, discharge, settlement or satisfaction of such claim, liability or obligation does not include any material obligation (other than the payment of money) to be performed by the Company or any of its Subsidiaries following the Closing Date, (ii) waive, relinquish, release, grant, transfer or assign any right with a value of more than $250,000 in any individual case except in the ordinary course of business consistent with past practice, (iii) waive any material benefits of, or agree to modify in any adverse respect, or fail to enforce, or consent to any matter with respect to which its consent is required under, any confidentiality, standstill or similar Contract to which the Company or any of its Subsidiaries is a party, or (iv) pay any fees and expenses incurred in connection with the transactions contemplated by this Agreement, in excess of $250,000 in the aggregate;

(o)          engage in (i) any trade loading practices or any other promotional sales or discount activity with any customers or distributors with any intent of accelerating to prior fiscal quarters (including the current fiscal quarter) sales to the trade or otherwise that would otherwise be expected (based on past practice) to occur in subsequent fiscal quarters, (ii) any practice which would have the effect of accelerating to prior fiscal quarters (including the current fiscal quarter) collections of receivables that would otherwise be expected (based on past practice) to be made in subsequent fiscal quarters, (iii) any practice which would have the effect of postponing to subsequent fiscal quarters payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in prior fiscal quarters (including the current fiscal quarter) or (iv) any other promotional sales or discount activity, in each case in clauses (i) through (iv) in a manner outside the ordinary course of business consistent with past practices;

(p)          submit to the vote of the stockholders of the Company any Acquisition Proposal (whether or not a Superior Proposal) prior to the Effective Time; or

(q)          authorize, commit or agree to take any of the foregoing actions.

Section 7.02.         Preparation of the Proxy Statement; Stockholders Meeting.

(a)          If, after the Acceptance Time, the affirmative vote of not less than a majority of the outstanding shares of Company Common Stock at a meeting of the holders of Company Common Stock is required under the MGCL in order to consummate the Merger (the “Company Stockholder Approval”), then:

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(i)             As promptly as practicable after the later of the Acceptance Time or the expiration of any subsequent offering period provided in accordance with Rule 14d-11 under the Exchange Act, the Company shall file with the SEC the Proxy Statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting. The Company shall use its reasonable best efforts to cause the SEC to clear the Proxy Statement as promptly as practicable after such filing (including by responding to comments of the SEC). Parent shall furnish all information as may be reasonably requested by the Company in connection with any such action and the preparation, filing and distribution of the Proxy Statement.

(ii)            As promptly as practicable after the clearance of the Proxy Statement by the SEC, the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing Parent with a reasonable opportunity to review and comment thereon.

(iii)           The Company shall notify Parent promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement.

(b)       If, after the Acceptance Time, the Company Stockholder Approval is required under the MGCL in order to consummate the Merger, then:

(i)             As soon as practicable following the clearance of the Proxy Statement by the SEC, the Company shall duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) for the purpose of seeking the Company Stockholder Approval.

(ii)            Unless the Company has effected an Adverse Recommendation Change, the Company shall, through the Company Board, make the Board Recommendation to the extent related to the Merger, and shall include such Board Recommendation in the Proxy Statement, and use its reasonable best efforts to (x) solicit from its stockholders proxies in favor of the adoption of this Agreement, and (y) take all other action necessary or advisable to secure the Company Stockholder Approval.

(c)       If, after the Acceptance Time, the Company Stockholder Approval is required under the MGCL in order to consummate the Merger, nothing contained in this Agreement shall be deemed to relieve the Company of its obligation to submit the Merger to its stockholders for a vote on the approval thereof. The Company agrees that, unless this Agreement shall have been terminated in accordance with ARTICLE 9, its obligations to hold the Company Stockholder Meeting after the Acceptance Time pursuant to this Section 7.02(c) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Superior Proposal or by any Adverse Recommendation Change.

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Section 7.03.         No Solicitation.

(a)          Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, and the Company shall instruct, and cause each applicable Subsidiary to instruct, each such Representative not to, directly or indirectly, solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that would reasonably be expected to lead to any Acquisition Proposal, or, subject to Section 7.03(b), (i) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal, (ii) (A) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (B) approve any transaction under, or any Third Party becoming an “interested stockholder” under, the Maryland Business Combination Act, (iii) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (other than a confidentiality agreement contemplated by Section 7.03(b)) or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder, or (iv) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or Representatives of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 7.03 by the Company. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal and shall use its reasonable best efforts to cause any such Third Party (or its agents or advisors) in possession of non-public information in respect of the Company or any of its Subsidiaries that was furnished by or on behalf of the Company and its Subsidiaries to return or destroy (and confirm destruction of) all such information.

(b)          Notwithstanding the foregoing provisions of Section 7.03(a) or anything else to the contrary in this Agreement, prior to the Acceptance Time, the Company Board, directly or indirectly through any Representative, may (i) engage in negotiations or discussions with any Third Party that has made (and not withdrawn) a bona fide unsolicited Acquisition Proposal in writing after the date of this Agreement, that did not result from or arise out of a breach of this Section 7.03, and that the Company Board believes in good faith, after consultation with its outside legal counsel and financial advisor of nationally recognized reputation, constitutes or would reasonably be expected to lead to a Superior Proposal, and (ii) thereafter furnish to such Third Party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement containing terms no less favorable to the Company than those contained in the Confidentiality Agreement and containing additional provisions that expressly permit the Company to comply with the terms of this Section 7.03 (a copy of which confidentiality agreement shall be promptly and in any event with 24 hours provided for informational purposes only to Parent), but in each case under the preceding clauses (i) and (ii), only if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its duties under Applicable Law.

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(c)          The Company Board shall not take any of the actions referred to in clause (i) or (ii) of Section 7.03(b) unless the Company shall have notified Parent in writing at least twenty-four (24) hours before taking such action that it intends to take such action (it being understood that (i) the Company shall only be required to provide the notice required by this sentence to Parent on one occasion with respect to any particular Third Party and (ii) this parenthetical shall have no impact on the notification and other obligations of the Company contained in the remainder of this Section 7.03(c)). The Company shall notify Parent promptly (but in no event later than twenty-four (24) hours) after it obtains knowledge of the receipt by the Company (or any of its Representatives) of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party, in each case in connection with any Acquisition Proposal or inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal. In such notice, the Company shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. Commencing upon the provision of any notice referred to above, the Company shall (A) on a reasonable and prompt basis at a mutually agreeable time, advise Parent (or its counsel) of the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and any other material matters identified with reasonable specificity by Parent (or its counsel) and the material details (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry and (B) promptly upon receipt or delivery thereof, provide Parent (or its outside counsel) with copies of all material documents and material written or electronic communications relating to any such Acquisition Proposal (including the financing thereof), request or inquiry exchanged between the Company, its Subsidiaries or any of their respective officers, directors, employees or Representatives, on the one hand, and the Person making an Acquisition Proposal or any of its Affiliates, or their respective officers, directors, employees, or Representatives, on the other hand. The Company shall promptly provide Parent with any non-public information concerning the business, present or future performance, financial condition or results of operations of the Company (or any of its Subsidiaries), provided to any Third Party that was not previously provided to Parent. The Company shall provide Parent with at least 48 hours’ prior notice (or such lesser period of prior notice provided to the members of the Company Board) of any meeting of the Company Board at which the Company Board is reasonably expected to consider any Acquisition Proposal.

(d)          Neither the Company Board nor any committee thereof shall (i) fail to make, withdraw, amend or modify, or publicly propose to withhold, withdraw, amend or modify, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation, (ii) approve, endorse, adopt or recommend, or publicly propose to approve, endorse, adopt or recommend, any Acquisition Proposal or Superior Proposal, (iii) fail to recommend against acceptance of any tender offer or exchange offer (other than the Offer or any other tender offer or exchange offer by Parent or Merger Subsidiary) for Company Common Stock within ten (10) Business Days after the commencement of such offer, (iv) make any public statement inconsistent with the Board Recommendation, or (v) resolve or agree to take any of the foregoing actions (any of the foregoing, an “Adverse Recommendation Change”). Notwithstanding the preceding sentence or anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board, following receipt of and on account of a Superior Proposal, may (i) make an Adverse Recommendation Change, or (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal in accordance with the terms of Section 9.01(d)(i), but only if, in either case, the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be a breach of its duties under Applicable Law; provided, however, that the Company Board shall not make an Adverse Recommendation Change or terminate this Agreement in accordance with Section 9.01(d)(i), unless (A) the Company promptly notifies Parent (the “Adverse Recommendation Change Notice”), in writing at least four (4) Business Days before making an Adverse Recommendation Change or terminating this Agreement (the “Notice Period”), of its intention to take such action with respect to a Superior Proposal, (B) the Company attaches to such notice the most current version of the proposed agreement or a reasonably detailed summary of all material terms of any such Superior Proposal (which version or summary shall be updated on a prompt basis) and the identity of the Third Party making the Superior Proposal, (C) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being understood and agreed (x) that in the event that, after commencement of the Notice Period, there is any material revision to the terms of a Superior Proposal, including, any revision in price, the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remains in the Notice Period subsequent to the time the Company notifies Parent of any such material revision and (y) that there may be multiple extensions of the Notice Period); and (D) Parent does not make, within the Notice Period, an offer that is determined by the Company Board in good faith, after consulting with its outside counsel and financial advisor of nationally recognized reputation, to be at least as favorable to the stockholders of the Company as such Superior Proposal.

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(e)          Notwithstanding anything to the contrary contained in this Agreement, the Company Board may, in response to a material fact, event, change, development or set of circumstances (other than an Acquisition Proposal occurring or arising after the date of this Agreement) that was not known to the Company Board nor reasonably foreseeable by the Company Board as of or prior to the date of this Agreement (and not relating in any way to any Acquisition Proposal) (such material fact, event, change, development or set of circumstances, an “Intervening Event”), withdraw or modify, or fail to make, in a manner adverse to Parent or Merger Subsidiary, the Board Recommendation (which shall be deemed to be an Adverse Recommendation Change) if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that, in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would be in breach of its duties under Applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Offer or the Merger; and provided, further, that the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this clause (e) unless the Company Board has (A) provided to Parent at least four (4) Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, and (B) during such four (4) Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event.

(f)          Nothing contained in this Section 7.03 shall prevent the Company Board from complying with Rule 14d-9 and Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal; provided that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change unless the Company Board expressly publicly reaffirms the Board Recommendation (i) in such communication or (ii) within two (2) Business Days after requested to do so by Parent.

Section 7.04.         Access to Information. From the date hereof until the Effective Time, the Company shall (i) give to Parent and its Representatives reasonable access to the offices, properties, books, records, Contracts, Governmental Authorizations, documents, directors, officers and employees of the Company and its Subsidiaries during normal business hours, (ii) furnish to Parent and its Representatives such financial, Tax and operating data and other information as such Persons may reasonably request (including the work papers of PricewaterhouseCoopers upon receipt of any required consent from PricewaterhouseCoopers), and (iii) instruct its Representatives to cooperate with Parent and its Representatives in its investigation; provided, however, that the Company may restrict the foregoing access to the extent that (A) any Applicable Law requires the Company to restrict or prohibit access to any such properties or information or (B) such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege, work product doctrine or any other applicable privilege applicable to such information, or (C) the disclosure of such information would violate confidentiality obligations owed to a third party and such confidentiality obligations were in effect prior to the execution and delivery of this Agreement, provided, however, that with respect to clauses (B) and (C) of this Section 7.04, the Company shall use its best efforts to develop an alternative method for providing such information to Parent. Any investigation pursuant to this Section 7.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company.

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Section 7.05.         Notice of Certain Events.

(a)          In connection with the continuing operation of the business of the Company and its Subsidiaries between the date of this Agreement and the Effective Time, subject to Applicable Law, the Executive Officers of the Company, including but not limited to the Chief Executive Officer of the Company, shall consult in good faith on a regular basis with Parent to report material (individually or in the aggregate) operational developments, the status of relationships with customers, resellers, partners, suppliers, licensors, licensees, distributors and others having material business relationships with the Company, the status of ongoing operations and other matters reasonably requested by Parent pursuant to procedures reasonably requested by Parent; provided that no such consultation shall affect the representations, warranties, covenants, agreements or obligations of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

(b)          The Company shall promptly notify Parent of:

(i)                              any written notice or other written communication (or, to the Knowledge of the Company, any other notice or communication) from any Person alleging that the consent of such Person is or may be required with respect to any material matter arising in connection with the transactions contemplated by this Agreement;

(ii)                             any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iii)                            any Proceeding commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Sections 5.12, 5.13, 5.15 or Section 5.16, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement;

(iv)                             any written notice or other written communication (or, to the Knowledge of the Company, any other notice or communication) from any Major Customer or Major Supplier that such Major Customer or Major Supplier is terminating its relationship with Company or any of its Subsidiaries as a result of the transactions contemplated by this Agreement; and

(v)                              any inaccuracy of any representation or warranty or breach of covenant or agreement contained in this Agreement at any time during the term hereof that would reasonably be expected to cause the conditions set forth in Exhibit B not to be satisfied.

Section 7.06.         401(k) Plans. Effective as of the day immediately preceding the Acceptance Time, unless otherwise directed in writing by Parent at least ten (10) Business Days prior to the Acceptance Time, the Company and each Subsidiary thereof shall take all actions necessary to effect the termination of any and all Company Employee Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, and effective as of the day immediately preceding the Acceptance Time, no Company employee shall have any right thereafter to contribute any amounts to any Company Employee Plan intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code. The Company shall provide Parent with evidence that each such Company Employee Plan has been terminated pursuant to an action by the Company Board or the board of directors of a Subsidiary, as applicable.

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Section 7.07.         State Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Applicable Law becomes or is deemed to be applicable to the Company, Parent, Merger Subsidiary, the Merger, the Tender and Support Agreements or any other transaction contemplated by this Agreement, then each of the Company, Parent, Merger Subsidiary, and their respective Board of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 7.08.         Obligations of Merger Subsidiary. Parent shall cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.09.         Director and Officer Liability.

(a)          For six (6) years after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, maintain officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided that in satisfying its obligation under this Section 7.09(a), neither Parent nor the Surviving Corporation shall be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid for its officers’ and directors’ liability insurance policy (the “Current Premium”) as described and set forth in Section 7.09(a) of the Company Disclosure Schedule, and if such premiums for such insurance would at any time exceed 200% of the Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance that, in the Surviving Corporation’s judgment, provide the maximum coverage available at an annual premium equal to 200% of the Current Premium. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained prior to the Effective Time (and which the Company may obtain prior to the Effective Time notwithstanding any restrictions otherwise set forth in this Agreement other than the restrictions set forth in the proviso at the end of this sentence), which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, in respect of the transactions contemplated by this Agreement; provided, however, that neither the Company nor any Subsidiary of the Company shall pay more than 200% of the Current Premium for such prepaid policies without the prior written consent of Parent. If such prepaid policies have been obtained prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect for their full term, and continue to honor the obligations thereunder.

(b)          From and after the Effective Time through the sixth anniversary of the Effective Time, the Surviving Corporation will, and Parent will cause the Surviving Corporation and its Subsidiaries to, fulfill and honor in all respects the obligations of the Company and its Subsidiaries pursuant to: (i) each indemnification agreement set forth on Section 7.09(b) of the Company Disclosure Schedule between the Company or any of its Subsidiaries and any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries (the “Indemnified Parties”); and (ii) any indemnification provision and any exculpation provision set forth in the articles of incorporation or bylaws of the Company as in effect on the date of this Agreement; provided that such obligations shall be subject to any limitation imposed from time to time under Applicable Law. If, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Party delivers to the Company, the Surviving Corporation or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in clause (i) or (ii) above, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved.

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(c)          If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.09.

(d)          The obligations under this Section 7.09 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party without the written consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.10 and shall be entitled to enforce the covenants contained herein.

Section 7.10.         Reasonable Best Efforts.

(a)          Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Applicable Law, Contracts and otherwise to consummate the transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, authorizations, approvals, and expirations of all applicable waiting periods from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval, consent, authorization, expiration of all applicable waiting periods or waiver from, or to avoid an action or other Proceeding by, any Governmental Authorities, (ii) the delivery of required notices to, and the obtaining of required consents or waivers from, Third Parties and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b)          In furtherance and not in limitation of the undertakings pursuant to this Section 7.09, each of Parent and the Company shall (i) provide or cause to be provided as promptly as practicable to Governmental Authorities with regulatory jurisdiction over enforcement of any Antitrust Laws (each such Governmental Authority, a “Governmental Antitrust Authority”) information and documents requested by any Governmental Antitrust Authority or necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement, including preparing and filing any notification and report form and related material required under the HSR Act or under any Foreign Competition Laws and any additional consents and filings under any Foreign Competition Laws, including for these purposes, the submission of a draft of the Form CO pursuant to Council Regulation (EC) No 139/2004 and the Implementation Regulation (EU) No 1269/2013, as promptly as practicable following the date of this Agreement (but in no event more than eleven (11) Business Days from the date hereof except by mutual consent confirmed in writing) and thereafter to respond as promptly as practicable to any request for additional information or documentary material that may be made under the HSR Act and any additional consents and filings under any Antitrust Laws; and (ii) use their reasonable best efforts to take such actions as are necessary or advisable to obtain prompt approval of consummation of the transactions contemplated by this Agreement by any Governmental Authority.

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(c)          Notwithstanding anything to the contrary herein, in connection with the receipt of any necessary governmental approvals or clearances (including under any Antitrust Law), nothing in this Agreement shall require Parent or any of its Affiliates to, nor shall the Company or any of its Affiliates without the prior written consent of Parent agree or proffer to, divest, hold separate, or enter into any license or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of Parent, the Company or any of their respective Affiliates. Notwithstanding anything to the contrary herein, in no event shall Parent or any of its Affiliates be obligated to litigate or participate in the litigation of any Proceeding, whether judicial or administrative, brought by any Governmental Authority or appeal any Order (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the Offer or the consummation of the Merger or the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its Affiliates any damages in connection therewith, or (ii) seeking to prohibit or limit in any respect, or place any conditions on, the ownership or operation by the Company, Parent or any of their respective Affiliates of all or any portion of the business, assets or any product of the Company or any of its Affiliates or Parent or any of its Affiliates or to require any such Person to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or enter into a consent decree or hold separate all or any portion of the business, assets or any product of the Company or any of its Affiliates or Parent or any of its Affiliates, in each case as a result of or in connection with the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall give Parent the opportunity to participate in the defense of any Proceeding against the Company and/or its directors relating to the transactions contemplated by this Agreement and will obtain the prior written consent of Parent prior to settling or satisfying any such Proceeding.

(d)          Subject to Applicable Law relating to the exchange of information, the Company and Parent and their respective counsel shall (i) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement, (ii) promptly inform each other of any substantive communication (or other correspondence or memoranda) received from, or given to, the U.S. Department of Justice, the U.S. Federal Trade Commission, or any other Governmental Antitrust Authority and (iii) promptly furnish each other with copies of all correspondence, filings and written communications between them or their Subsidiaries or Affiliates, on the one hand, and any Governmental Authority or its respective staff, on the other hand, with respect to the transactions contemplated by this Agreement. The Company and Parent shall, to the extent practicable, provide the other party and its counsel with advance notice of and the opportunity to participate in any discussion, telephone call or meeting with any Governmental Authority in respect of any filing, investigation or other inquiry in connection with the transactions contemplated by this Agreement and to participate in the preparation for such discussion, telephone call or meeting. Neither Parent nor the Company shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or applicable Foreign Competition Laws, without the prior written consent of the other. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.10(d) as “Antitrust Counsel Only Material,” which will limit access to such material to the other party’s outside or internal antitrust counsel. Notwithstanding anything to the contrary in this Section 7.10(d), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(e)          Each of Parent and Merger Subsidiary agrees that, between the date of this Agreement and the Closing Date, each of Parent and Merger Subsidiary shall not, and shall ensure that none of its Subsidiaries or other Affiliates shall, take any action or propose, announce an intention or agree, in writing or otherwise, to take any action that would reasonably be expected to materially delay or prevent the consummation of the transactions contemplated hereby.

(f)          The Company has provided Parent with all information requested by Parent to evaluate which Governmental Authorities shall require Antitrust Filings. Set forth on Section 7.10(f) of the Company Disclosure Schedule is (i) a list of each country in which the Company and any of its Subsidiaries generated sales in the last completed fiscal year, and the total sales the Company and any of its Subsidiaries generated in each such country in the last completed fiscal year; and (ii) a schedule of each country in which the Company maintains one or more Subsidiaries, offices, or personnel.

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Section 7.11.         Certain Filings. The Company and Parent shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such reasonable actions or making any such filings, furnishing information required in connection therewith or with the Offer Documents and seeking timely to obtain any such actions, consents, approvals or waivers.

Section 7.12.         Public Announcements. Parent and the Company shall consult with each other before issuing any press release or making any other public statement, or scheduling a press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such other public statement without the consent of the other party, which shall not be unreasonably withheld, except (i) as such release or announcement may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association upon which the securities of the Company or Parent, as applicable, are listed, or (ii) as such release or announcement may be made with respect to an Adverse Recommendation Change effected in accordance with Section7.03, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time (taking into account the circumstances) to comment on, such release or announcement in advance of such issuance, and the party will consider such comments in good faith.

Section 7.13.         Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 7.14.         Section 16 Matters. Prior to the Effective Time, the Company may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and in accordance with the Interpretative Letter dated January 12, 1999 issued by the SEC relating to Rule 16b-3, any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

Section 7.15.         Rule 14d-10 Matters. Prior to the Acceptance Time, the Company (acting through the Company Board and its compensation committee) shall take all such steps as may be required to cause to be exempt under Rule 14d−10(d) promulgated under the Exchange Act any employment compensation, severance or other employee benefit arrangement entered into on or after the date hereof by the Company, Parent or any of their respective Affiliates with current or future directors, officers or employees of the Company and its Affiliates and to ensure that any such arrangements fall within the safe harbor provisions of such Rule.

Section 7.16.         Delisting. The Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Law (including the rules and regulations of Nasdaq) to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

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Section 7.17.         Confidentiality. Parent and the Company hereby acknowledge and agree to continue to be bound by the Confidential Disclosure Agreement dated as of June 6, 2014 by and between the Ultimate Parent and the Company (the “Confidentiality Agreement”).

Section 7.18.         Employee Matters.

(a)          From and after the Closing Date, with respect to employees of the Company or its Subsidiaries immediately before the Effective Time who continue employment with the Surviving Corporation or any Subsidiary of the Surviving Corporation following the Effective Time (“Continuing Employees”), Parent shall use reasonable efforts to cause the service of each such Continuing Employee with the Company and its ERISA Affiliates prior to the Closing Date to be recognized for purposes of eligibility to participate, levels of benefits (but not for benefit accruals under any defined benefit or other pension or retirement plan) and vesting under each compensation, vacation, fringe or other welfare benefit plan, program or arrangement of Parent, Ultimate Parent, the Surviving Corporation or any of their ERISA Affiliates, but not including any sabbatical or equity compensation plans, programs, agreements or arrangements (collectively, the “Parent Benefit Plans”) in which any Continuing Employee is or becomes eligible to participate, but solely to the extent service was credited to such employee for such purposes under a comparable Company Employee Plan immediately prior to the Closing Date and to the extent such credit would not result in a duplication of benefits.

(b)          From and after the Closing Date, with respect to each Parent Benefit Plan that is an “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) in which any Continuing Employee is or becomes eligible to participate, Parent shall use reasonable efforts to cause each such Parent Benefit Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Parent Benefit Plan for such Continuing Employees and their eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Company Employee Plan in which such Continuing Employee was a participant immediately prior to such Continuing Employee’s commencement of participation in such Parent Benefit Plan but, with respect to long-term disability and life insurance benefits and coverage, solely to the extent permitted under the terms and conditions of Parent’s applicable insurance contracts in effect as of the Closing Date; provided, that for purposes of clarity, to the extent such benefit coverage includes eligibility conditions based on periods of employment, Section 7.18(a) shall control; and (ii) provide each Continuing Employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the calendar year that, and prior to the date that, such Continuing Employee commences participation in such Parent Benefit Plan in satisfying any applicable co-payment or deductible requirements under such Parent Benefit Plan for the applicable calendar year, to the extent that such expenses were recognized for such purposes under the comparable Company Employee Plan.

(c)          The parties acknowledge and agree that all provisions contained in this Section 7.18 are included for the sole benefit of the respective parties to this Agreement and shall not create any right in any other Person, including any employees, former employees, any participant in any Company Employee Plan or any beneficiary thereof, of any right to continued employment with Parent, Company, the Surviving Corporation or any of their Affiliates. Nothing in this Section 7.18 shall be deemed to amend any Parent Benefit Plan or to require Parent, the Surviving Corporation or any of their Affiliates to continue or amend any particular benefit plan before or after the consummation of the transactions contemplated in this Agreement, and any such plan may be amended or terminated in accordance with its terms and Applicable Law.

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ARTICLE 8
CONDITIONS TO THE MERGER

The respective obligations of the parties to effect the Merger are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

Section 8.01.         No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the Offer or the consummation of the Merger shall have been issued by any court or other Governmental Authority of competent jurisdiction and remain in effect, and there shall not be any Applicable Law enacted or deemed applicable to the Merger that makes the Offer or the consummation of the Merger illegal; provided, however, that prior to invoking this Section 8.01, a party shall have taken all actions required of such party under this Agreement to have any such injunction, order or Applicable Law or other prohibition lifted.

Section 8.02.         Consummation of Offer. Merger Subsidiary shall have accepted for payment shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer.

Section 8.03.         Stockholder Approval. If required by Applicable Law to consummate the Merger, the Company Stockholder Approval shall have been obtained.

ARTICLE 9
TERMINATION

Section 9.01.         Termination. This Agreement may be terminated and the Offer and the Merger may be abandoned at any time prior to the Acceptance Time:

(a)          by mutual written agreement of the Company and Parent;

(b)          by either the Company or Parent, if:

(i)           the Acceptance Time shall not have occurred on or before December 31, 2014 (subject to possible extension as provided below, the “End Date”), provided, that if the condition to the Offer set forth in clause (f) of Exhibit B shall not have been satisfied by the End Date (as it may be extended as set forth below), then (unless (A) there shall have been a material uncured breach of, or a material uncured inaccuracy in, a covenant or representation or warranty of Parent or Merger Subsidiary set forth in this Agreement, and (B) as a result of such material uncured breach or inaccuracy, the Company has the immediately exercisable right to validly terminate this Agreement pursuant to Section 9.01(d)(ii) immediately prior to the scheduled End Date) Parent shall be entitled to extend the End Date by a three (3) month period by written notice to the Company (the End Date may be so extended not more than twice at the election of Parent), it being understood that in no event shall the End Date be extended to a date that is later than the twelve (12) month anniversary of this Agreement; provided, further, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose material breach of any provisions of this Agreement results in the failure of the Acceptance Time to occur by the End Date;

(ii)          any Governmental Authority of competent jurisdiction shall have issued an Order, decree, injunction or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Offer or the consummation of the Merger as contemplated by this Agreement and such Order, decree, ruling or other action shall have become final and nonappealable, or if there shall be adopted any Applicable Law that makes the Offer or the consummation of the Merger illegal or otherwise prohibited; or

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(iii)        the Offer shall have expired (without having been extended) or shall have been terminated in accordance with the terms of this Agreement (including Exhibit B) without Merger Subsidiary having accepted shares of Company Common Stock for payment pursuant to the Offer; provided, however, that: (A) a party shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iii) if: (1) the failure of Merger Subsidiary to accept shares of Company Common Stock for payment pursuant to the Offer is attributable to the failure of an Offer Condition to be satisfied; and (2) the failure of such Offer Condition to be satisfied is attributable to a failure, on the part of the party seeking to terminate this Agreement, to perform any covenant in this Agreement required to be performed by such party at or prior to the Acceptance Time; and (B) the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(b)(iii) unless the Company shall have made any payment required to be made to Parent pursuant to Section 10.04;

(c)         by Parent:

(i)          if an Adverse Recommendation Change shall have occurred (it being understood that the receipt by Parent of an Adverse Recommendation Change Notice shall not, in and of itself, entitle Parent to terminate this Agreement pursuant to this Section 9.01(c)(i));

(ii)         if the Company shall have entered into, or publicly announced its intention to enter into, a letter of intent, memorandum of understanding or Contract (other than a confidentiality agreement contemplated by Section 7.03(b)) relating to any Acquisition Proposal;

(iii)        if the Company or any of its Representatives shall have willfully and materially breached any of its obligations under Section 7.02;

(iv)        if the Company Board or any committee thereof (A) shall not have rejected any Acquisition Proposal within ten (10) Business Days of the making public thereof (including, for these purposes, by taking no position with respect to the acceptance by the stockholders of the Company of a tender offer or exchange offer, which shall constitute a failure to reject such Acquisition Proposal) or (B) shall have failed, pursuant to Rule 14e-2 promulgated under the Exchange Act or otherwise, to publicly reconfirm the Board Recommendation within ten (10) Business Days after receipt of a written request from Parent that it do so if such request is made following the making by any Person of an Acquisition Proposal (any of Section 9.01(c)(i), (ii), (iii) or (iv), a “Triggering Event”); or

(v)         in the event (A) of a material breach of any covenant or agreement on the part of the Company set forth in this Agreement such that the condition set forth in clause (c) of Exhibit B would not be satisfied as of the time of such breach or (B) that any representation or warranty of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, such that the condition set forth in clause (b) of Exhibit B would not be satisfied as of the time of such breach or as of the time such representation and warranty became inaccurate; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 9.01(c)(v) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable, or (2) the ceasing by the Company to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that the Company continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this Section 9.01(c)(v) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or

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(d)          by the Company, (i) if prior to the Acceptance Time, the Company Board authorizes the Company, in compliance with the terms of this Agreement, including Section 7.03(d), to enter into a binding definitive agreement in respect of a Superior Proposal with a Third Party; provided that the Company shall have paid any amounts due pursuant to Section 10.04 in accordance with the terms, and at the times, specified therein; and provided further that in the event of such termination, the Company substantially concurrently enters into such binding definitive agreement; or (ii) in the event (A) of a material breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement and such failure has a material adverse effect on Merger Subsidiary’s ability to purchase and pay for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer or (B) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate in any material respect and such inaccuracy has a material adverse effect on Merger Subsidiary’s ability to purchase and pay for the shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary through the exercise of commercially reasonable efforts prior to the End Date and within thirty (30) days, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 9.01(d) until the earlier to occur of (1) the expiration of a thirty (30) calendar day period after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable, or (2) Parent or Merger Subsidiary ceasing to exercise commercially reasonable efforts to cure such breach or inaccuracy, provided that Parent or Merger Subsidiary continues to exercise commercially reasonable efforts to cure such breach or inaccuracy (it being understood that the Company may not terminate this Agreement pursuant to this Section 9.01(d) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period).

The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than pursuant to Section 9.01(a)) shall give notice of such termination to each other party hereto.

Section 9.02.         Effect of Termination. If this Agreement is terminated pursuant to Section 9.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or other Representative of such party) to each other party hereto; provided that no such termination shall relieve any party hereto of any liability for damages resulting from any willful or intentional breach of this Agreement. The provisions of this Section 9.02 and Sections 10.04, 10.05(b), 10.06, 10.07 and 10.08 shall survive any termination hereof pursuant to Section 9.01.

ARTICLE 10
MISCELLANEOUS

Section 10.01.         Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

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if to Parent, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94065
Attention: Dorian Daley, SVP, General Counsel and Secretary
Facsimile No.: (650) 633-0272

Email: dorian.daley@oracle.com

with a copy to:

Weil, Gotshal & Manges LLP
201 Redwood Shores Parkway
Redwood City, CA 94065
Attention: Keith Flaum
Facsimile No.: (650) 802-3100
Email: keith.flaum@weil.com

if to the Company, to:

MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289
Attention: Thomas Patz
Facsimile No.: (443) 285-0466
Email: tpatz@micros.com

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attention: Richard B. Aldridge
Facsimile No.: (215) 963-5001
Email: raldridge@morganlewis.com

Section 10.02.         Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 10.03.         Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)          No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

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Section 10.04.         Expenses.

(a)          Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent shall pay all filing fees payable pursuant to the HSR Act or any Foreign Competition Laws; provided that if this Agreement is terminated pursuant to Section 9.01 (other than pursuant to Section 9.01(d)(ii)), the Company shall promptly thereafter reimburse Parent for one-half of all such filing fees paid by Parent.

(b)          If this Agreement is terminated pursuant to Section 9.01(c)(i), Section 9.01(c)(ii), Section 9.01(c)(iii) or Section 9.01(c)(iv) (or if this Agreement is terminated pursuant to any other provision of Section 9.01 (except for Section 9.01(a) at any time after the occurrence of an event contemplated by any of Section 9.01(c)(i), Section 9.01(c)(ii) Section 9.01(c)(iii) or Section 9.01(c)(iv)), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to $157,780,000 (the “Termination Fee”). If this Agreement is terminated pursuant to Section 9.01(d)(i), then the Company shall pay to Parent (by wire transfer of immediately available funds), concurrently with and as a condition of such termination, the Termination Fee.

(c)          If this Agreement is terminated pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii) and,
(i) prior to such termination, an Acquisition Proposal shall have been publicly announced and not publicly withdrawn, and (ii) within twelve (12) months following the date of such termination the Company shall have (A) entered into a definitive agreement with respect to, (B) recommended to its stockholders or (C) consummated, a transaction contemplated by any Acquisition Proposal (with all references to 15% in the definition of Acquisition Proposal being treated as 50% for purposes of this clause (ii)), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after entering into such definitive agreement, making such recommendation or consummating such transaction, the Termination Fee.

(d)          In the event that this Agreement is terminated pursuant to Section 9.01(b)(i) or Section 9.01(b)(iii), the Company shall as promptly as possible (but in any event within three (3) Business Days) following receipt of an invoice therefor pay all of the documented reasonable out-of-pocket fees and expenses (including reasonable legal and other third party advisors fees and expenses) actually incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement, but in no event more than $5,000,000 (the “Parent Expenses”) as directed by Parent in writing; provided that the amount of any payment of Parent Expenses pursuant to this Section 10.04(d) shall be credited against any obligation of the Company to pay the Termination Fee pursuant to Section 10.04(c).

(e)          The Company acknowledges that the agreements contained in this Section 10.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. Accordingly, if the Company fails to pay any amount due to Parent pursuant to this Section 10.04, when due, the Company shall pay the costs and expenses (including legal fees and expenses) in connection with any action taken to collect payment (including the prosecution of any lawsuit or other legal action), together with interest on the unpaid amount at the publicly announced prime rate of Citibank, N.A. in New York City from the date such amount was first payable to the date it is paid.

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(f)          Parent acknowledges and agrees that the Termination Fee contemplated by this Section 10.04 shall be payable by the Company on only one occasion, whether or not the facts or circumstances giving rise to the Company’s obligation to pay the Termination Fee may otherwise trigger an obligation to pay the Termination Fee under more than one subsection of this Section 10.04 or on more than one occasion pursuant to the same subsection of this Section 10.04 (it being understood, however, that this Section 10.04(f) shall not be interpreted to limit or restrict Parent’s ability to seek or obtain any other remedy it may have with respect to this Agreement).

Section 10.05.         Binding Effect; No Third Party Beneficiaries; No Assignment.

(a)          The provisions of this Agreement shall be binding upon and, except as provided in Section 7.09, (which shall be to the benefit of the parties referred to in such section), shall inure only to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.09, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto, and nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries.

(b)          No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement (whether by operation of law or otherwise) without the consent of each other party hereto, except that Parent or Merger Subsidiary may, from time to time, transfer or assign its rights and obligations under this Agreement, in whole or in part, to one or more of their Affiliates or Affiliates of Ultimate Parent at any time without the consent of the Company; provided that in the event of such transfer or assignment, Parent or Merger Subsidiary, as applicable, shall guarantee the performance of such obligations of such Affiliates hereunder. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 10.06.         Governing Law. Except for any mandatorily applicable provisions of Maryland law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State.

Section 10.07.         Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Court of Chancery of the State of Delaware in and for New Castle County, Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of such court in respect of any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any such Proceeding, any claim that it is not subject personally to the jurisdiction of such court, that the Proceeding is brought in an inconvenient forum, that the venue of the Proceeding is improper or that this Agreement or the transactions contemplated hereby may not be enforced in or by such courts. Each party hereto agrees that notice or the service of process in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered in the manner contemplated by Section 10.01 or in any other manner permitted by Applicable Law.

Section 10.08.         Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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Section 10.09.         Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 10.10.         Entire Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to their subject matter.

Section 10.11.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto agree to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner, in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 10.12.         Specific Performance. In the event of any breach or threatened breach by Parent or Merger Subsidiary, on the one hand, or the Company, on the other hand, of any covenant or obligation of such party contained in this Agreement, the other party shall be entitled to seek, in addition to any monetary remedy or damages: (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach.

Section 10.13.         Disclosure Schedules. Any reference in a particular section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) would be reasonably apparent from such item.

Section 10.14.         Rules of Construction. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto, and any controversy over interpretations of this Agreement shall be decided without regards to events of drafting or preparation.

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Section 10.15.         Compliance with Obligations. Ultimate Parent hereby agrees to cause Parent to honor Parent’s obligations and Merger Subsidiary to honor Merger Subsidiary’s obligations under this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MICROS SYSTEMS, INC.

By:	/s/Peter A. Altabef

Name: Peter A. Altabef

Title: President and CEO

OC ACQUISITION LLC

By:	/s/ Brian S. Higgins

Name: Brian S. Higgins

Title: Vice President

ROCKET ACQUISITION CORPORATION

By:	/s/ Brian S. Higgins

Name: Brian S. Higgins

Title: Secretary

ORACLE CORPORATION, solely with respect to performance of its obligations set forth in Section 3.06, Section 10.7, Section 10.8 and Section 10.15

By:	/s/ Brian S. Higgins

Name: Brian S. Higgins

Title: Vice President

[Signature page to Agreement and Plan of Merger]

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Exhibit A

Form of Tender and Support Agreements

TENDER AND SUPPORT AGREEMENT, dated as of June 22, 2014 (this “Agreement”), among OC Acquisition LLC, a Delaware limited liability company (“Parent”), Rocket Acquisition Corporation, a Maryland corporation (“Merger Subsidiary”), and the Person listed as “Stockholder” on the signature page hereto (“Stockholder”).

WHEREAS, as a condition and inducement to Parent’s and Merger Subsidiary’s willingness to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with MICROS Systems, Inc., a Maryland corporation (the “Company”), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.025 per share, of the Company that Stockholder Beneficially Owns (as defined in Section 6.10 below) at any time during the Support Period (as defined in Section 6.10 below).

NOW, THEREFORE, the parties hereto agree as follows:

Article 1
Agreement to Tender

Section 1.01 Tender of Shares. Stockholder agrees: (i) to promptly (and, in any event, not later than five (5) Business Days after commencement of the Offer) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer and Rule 14d-2 under the Exchange Act, all of the outstanding shares of Company Common Stock Beneficially Owned by Stockholder (free and clear of any Liens or restrictions); and (ii) if Stockholder acquires Beneficial Ownership of any additional outstanding shares of Company Common Stock during the Support Period, to promptly (and, in any event, not later than two (2) Business Days after Stockholder acquires Beneficial Ownership of such additional outstanding shares of Company Common Stock) validly tender or cause to be validly tendered into the Offer, pursuant to and in accordance with the terms of the Offer, all of such additional shares of Company Common Stock (free and clear of any Liens or restrictions).

Section 1.02 No Withdrawal. Stockholder agrees not to withdraw, and not to cause or permit to be withdrawn, any shares of Company Common Stock from the Offer unless and until (i) the Offer expires without Merger Subsidiary having accepted for payment shares of Company Common Stock tendered in the Offer or (ii) the termination of this Agreement in accordance with Section 6.03 below.

Section 1.03 Conditional Obligation. Stockholder acknowledges and agrees that Merger Subsidiary’s obligation to accept for payment shares of Company Common Stock tendered into the Offer, including any shares of Company Common Stock tendered by Stockholder, is subject to the terms and conditions of the Merger Agreement and the Offer.

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Article 2
Voting Agreement; Grant of Proxy

Section 2.01. Voting Agreement. Stockholder hereby agrees that, during the Support Period, Stockholder will not vote any outstanding shares of Company Common Stock Beneficially Owned by Stockholder in favor of, or consent to, and will vote against and not consent to, the approval of any (i) Acquisition Proposal, (ii) reorganization, recapitalization, dissolution, liquidation or winding-up of the Company or any other extraordinary transaction involving the Company other than the Merger, (iii) corporate action, the consummation of which would frustrate the purposes, or prevent or delay the consummation, of any of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters. Stockholder shall ensure that, during the Support Period, any other Person having voting power with respect to any outstanding shares of Company Common Stock Beneficially Owned by Stockholder will not vote any such shares in favor of or consent to, and will vote against, the approval of the matters described in clauses (i) through (iv) of the preceding sentence.

Section 2.02. Irrevocable Proxy. Stockholder hereby revokes any and all previous proxies granted with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in Stockholder’s name, to vote, express consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 2.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to the outstanding shares of Company Common Stock Beneficially Owned by Stockholder. The proxy granted by Stockholder pursuant to this Article 2 is irrevocable and is granted in consideration of Parent and Merger Subsidiary entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall not be exercised to vote, consent or act on any matter except as contemplated by Section 2.01 above. The proxy granted by Stockholder shall be revoked after the Support Period upon termination of this Agreement in accordance with its terms.

Article 3
Representations and Warranties of Stockholder

Stockholder represents and warrants to Parent that:

Section 3.01. Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder and, if applicable, have been duly authorized by all necessary corporate, company, partnership or other action. This Agreement constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies. Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth herein, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the shares of Company Common Stock Beneficially Owned by him or her, with no limitations, qualifications or restrictions on such rights, except as provided hereunder. None of such shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

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Section 3.02. Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the articles or certificate of incorporation or bylaws, or other comparable charter or organizational documents, of Stockholder, if any, (ii) violate any Applicable Law, (iii) conflict with or violate or require any consent, approval, notice or other action by any Person under, constitute a default (with or without notice of lapse of time or both) under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any Contract binding on Stockholder or any of Stockholder’s properties or assets, including the shares of Company Common Stock Beneficially Owned by Stockholder or (iv) result in the imposition of any Lien on any asset of Stockholder.

Section 3.03. Ownership of Shares. Stockholder is the sole Beneficial Owner of the Shares and Company Compensatory Awards set forth on the signature page hereto opposite such Stockholder’s name, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the shares of Company Common Stock Beneficially Owned by Stockholder). None of such shares of Company Common Stock or such Company Compensatory Awards is subject to any voting trust or other Contract with respect to the voting of such shares or Company Compensatory Awards (including shares underlying such Company Compensatory Awards), except as set forth in this Agreement.

Section 3.04. Total Shares. Except for the shares of Company Common Stock set forth on the signature page hereto (including shares underlying Company Compensatory Awards set forth on the signature page hereto), Stockholder does not Beneficially Own any (i) shares of capital stock or voting securities of the Company or (ii) options, warrants or other rights to acquire, or securities convertible into or exchangeable for (in each case, whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

Section 3.05. Finder’s Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Subsidiary or the Company in respect of this Agreement based upon any Contract made by or on behalf of Stockholder.

Section 3.06. No Litigation. There is no suit, claim, action, investigation or other Proceeding pending or, to the knowledge of Stockholder, threatened against Stockholder at law or in equity before or by any Governmental Authority that could reasonably be expected to impair the ability of Stockholder to perform Stockholder’s obligations hereunder or consummate the transactions contemplated hereby.

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Article 4
Representations and Warranties of Parent and Merger Subsidiary

Parent and Merger Subsidiary represent and warrant to Stockholder:

Section 4.01. Corporation Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the limited liability company powers of Parent and the corporate powers of Merger Subsidiary and have been duly authorized by all necessary limited liability company or corporate action. This Agreement constitutes a valid and binding agreement of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

Article 5
Covenants of Stockholder

Stockholder hereby covenants and agrees that:

Section 5.01. No Proxies for, Encumbrances on or Disposition of Shares.

(i)          During the Support Period, except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly (except, if Stockholder is an individual, as a result of the death of Stockholder), (a) grant any proxies, or enter into any voting trust or other Contract, with respect to the voting of any shares of Company Common Stock Beneficially Owned by Stockholder, (b) sell, assign, transfer, tender, encumber or otherwise dispose of, or enter into any Contract with respect to the direct or indirect sale, assignment, transfer, tender, encumbrance or other disposition of, any such shares or (c) take any other action that would make any representation or warranty of Stockholder contained herein untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Merger Agreement, or seek to do or solicit any of the foregoing actions, or cause or permit any other Person to take any of the foregoing actions, and agrees to notify Parent and Merger Subsidiary promptly, and to provide all details requested by Parent or Merger Subsidiary, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing. Without limiting the generality of the foregoing, during the Support Period, Stockholder shall not tender, agree to tender or cause or permit to be tendered any shares of Company Common Stock Beneficially Owned by Stockholder into or otherwise in connection with any tender or exchange offer other than the Offer.

(ii)         Notwithstanding the foregoing clause (i), Stockholder may transfer shares of Company Common Stock held by Stockholder to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family; provided that a transfer referred to in this sentence shall be permitted only if, as a precondition to such transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to Parent, to be bound by all of the terms of this Agreement.

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Section 5.02. Other Offers. Neither Stockholder (in Stockholder’s capacity as such), nor any of Stockholder’s Subsidiaries, if any, shall, nor shall Stockholder or any of Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and Stockholder shall instruct, and cause each applicable Subsidiary of Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal or the making of any inquiry, offer or proposal that could reasonably be expected to lead to any Acquisition Proposal; (ii) conduct or engage in any discussions or negotiations with, disclose any non-public information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by, any Third Party that is seeking to make, or has made, any Acquisition Proposal; or (iii) resolve, propose or agree to do any of the foregoing. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of Stockholder or Representatives of Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 5.02 by Stockholder. Stockholder shall, and shall cause its Subsidiaries and its and their respective Representatives to cease immediately and cause to be terminated, and shall not authorize or knowingly permit any of its or their respective Representatives to continue, any and all existing activities, discussions or negotiations, if any, with any Third Party conducted prior to the date hereof with respect to any Acquisition Proposal. Stockholder shall notify Parent promptly (but in no event later than 24 hours) after it obtains knowledge of the receipt by Stockholder, any of its Subsidiaries or any of its or their respective Representatives of any Acquisition Proposal, any inquiry, offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party. In such notice, Stockholder shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication, offer, proposal or request. Stockholder shall keep Parent informed, as promptly as practicable, of the status and terms of any such Acquisition Proposal, indication or request, including the material resolved and unresolved issues related thereto and material amendments or proposed amendments as to price and other material terms thereof.

Section 5.03. Communications. Stockholder, and each of Stockholder’s Subsidiaries, if any, shall not, and shall cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent. Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Subsidiary and the Company (including in the Schedule TO, the Schedule 14D-9 or any other publicly filed documents relating to the Merger, the Offer or any other transaction contemplated by the Merger Agreement) of: (a) Stockholder’s identity; (b) Stockholder’s Beneficial Ownership of shares of Company Common Stock or Company Compensatory Awards (including the number of such shares or Company Compensatory Awards Beneficially Owned by Stockholder); and (c) the nature of Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Subsidiary or the Company determines to be necessary in any SEC disclosure document in connection with the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Subsidiary and the Company of any required corrections with respect to any written information supplied by Stockholder specifically for use in any such disclosure document.

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Section 5.04. Additional Shares. In the event that Stockholder acquires Beneficial Ownership of, or the power to dispose of or vote or direct the disposition or voting of, any additional shares or other interests in or with respect to the Company, such shares or other interests shall, without further action of the parties, be subject to the provisions of this Agreement, and the number of shares of Company Common Stock Beneficially Owned by Stockholder set forth on the signature page hereto will be deemed amended accordingly. Stockholder shall promptly notify Parent and Merger Subsidiary of any such event.

Section 5.05. Waiver of Appraisal and Dissenters’ Rights and Actions. Stockholder hereby (i) waives and agrees not to exercise any rights (including under Section 3-201 et seq. of the Maryland General Corporation Law or otherwise) to demand appraisal of any shares of Company Common Stock Beneficially Owned by Stockholder or rights to dissent from the Merger which may arise with respect to the Merger and (ii) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or other Proceeding, against Parent, Merger Subsidiary, the Company or any of their respective successors relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the making or consummation of the Offer or consummation of the Merger, including any Proceeding (x) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (y) alleging a breach of any fiduciary duty of the Board of Directors of the Company in connection with the Merger Agreement or the transactions contemplated thereby.

Article 6
Miscellaneous

Section 6.01. Other Definitional and Interpretative Provisions. Unless specified otherwise, in this Agreement the obligations of any party hereto consisting of more than one Person are joint and several. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” has the inclusive meaning represented by the phrase “and/or.” “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Contract (including the Merger Agreement) are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

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Section 6.02. Further Assurances. Parent and Stockholder (in its capacity as such) will each execute and deliver, or cause to be executed and delivered, all further documents and instruments as the other may reasonably request and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary and all things the other party may reasonably deem proper or advisable under Applicable Law, to consummate and make effective the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Stockholder shall, to the extent requested by Parent, promptly: (i) cause each other Person having voting power with respect to any shares of Company Common Stock Beneficially Owned by Stockholder to execute and deliver to Parent a proxy with respect to such shares, which shall be identical to the proxy in Section 2.02 above; and (ii) cause the certificates representing outstanding shares of Company Common Stock Beneficially Owned by Stockholder to be surrendered so that the transfer agent for such shares may affix thereto an appropriate legend referring to this Agreement.

Section 6.03. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of the Effective Time or the termination of the Support Period; provided, however, that no termination of this Agreement shall relieve any party hereto from any liability for any breach of any provision of this Agreement prior to such termination.

Section 6.04. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 6.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that Stockholder may not assign, delegate or otherwise transfer any of Stockholder’s rights or obligations under this Agreement without the prior written consent of Parent. Any assignment, delegation or transfer in violation of the foregoing shall be null and void.

Section 6.06. Governing Law. Except for any mandatorily applicable provisions of the Maryland General Corporation Law, this Agreement shall be governed by and construed in accordance with and governed by the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of any law other than the law of the State of Delaware.

Section 6.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto and the Merger Agreement has become effective. Until and unless each party has received a counterpart hereof signed by the other party hereto and the Merger Agreement has become effective, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

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Section 6.08. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 6.09. Specific Performance. The parties hereto agree that irreparable damage to Parent or Merger Subsidiary would occur, damages would be incalculable and would be an insufficient remedy and no other adequate remedy would exist at law or in equity, in each case in the event that any provision of this Agreement were not performed by Stockholder in accordance with the terms hereof, and that each of Parent and Merger Subsidiary shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically Stockholder’s performance of the terms and provisions hereof, in addition to any other remedy to which Parent or Merger Subsidiary may be entitled at law or in equity. Stockholder hereby waives any defenses based on the adequacy of any other remedy, whether at law or in equity, that might be asserted as a bar to the remedy of specific performance of any of the terms or provisions hereof or injunctive relief in any action brought therefor by Parent or Merger Subsidiary.

Section 6.10. Defined Terms. For the purposes of this Agreement:

(i)          Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(ii)         Stockholder shall be deemed to “Beneficially Own” or to have acquired “Beneficial Ownership” of a security if Stockholder (a) is the record owner of such security; or (b) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(iii)        “Support Period” shall mean the period from the date of this Agreement through the earlier of (a) the date upon which the Merger Agreement is validly terminated, or (b) the Effective Time.

Section 6.11. Action in Stockholder’s Capacity Only. Stockholder, if a director or officer of the Company, does not make any agreement or understanding herein as a director or officer of the Company. Stockholder signs this Agreement solely in Stockholder’s capacity as a Beneficial Owner of the shares of Company Common Stock and Company Compensatory Awards Beneficially Owned by Stockholder, and nothing herein shall limit or affect any actions taken in Stockholder’s capacity as an officer or director of the Company, including complying with or exercising such Stockholder’s fiduciary duties as a member of the Board of Directors of the Company.

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Section 6.12. Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, (iii) on the next Business Day if transmitted by national overnight courier or (iv) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows:

if to Parent or Merger Subsidiary, to:

Oracle Corporation
500 Oracle Parkway
Redwood City, CA 94065
Attention: Dorian Daley

   Brian S. Higgins

Facsimile No.: (650) 633-0272

Email:    dorian.daley@oracle.com

brian.s.higgins@oracle.com

with a copy to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention: Keith Flaum

Facsimile No: (650) 802-3100

Email: keith.flaum@weil.com

if to Stockholder, to: the address for notice set forth on the signature page hereto with a copy to:

MICROS Systems, Inc.
7031 Columbia Gateway Drive
Columbia, Maryland 21046-2289
Attention: Thomas Patz
Facsimile No.: (443) 285-0466
Email: tpatz@micros.com

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Section 6.13. Submission to Jurisdiction. Each party to this Agreement hereby irrevocably and unconditionally (i) consents to the submission to the exclusive jurisdiction of the Court of Chancery of the State of Delaware sitting in Wilmington, Delaware for any Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby, (ii) agrees not to commence any Proceeding relating thereto except in such court and in accordance with the provisions of this Agreement, (iii) agrees that service of any process, summons, notice or document by U.S. registered mail, or otherwise in the manner provided for notices in Section 6.12 hereof, shall be effective service of process for any such Proceeding brought against it in any such court, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in such courts and (v) agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

Section 6.14         Waiver of Jury Trial.   EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.15. Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 6.16. Waiver.  No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. A party hereto shall not be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

Section 6.17.  No Ownership Interest. All rights, ownership and economic benefits of and relating to the shares of Company Common Stock and Company Compensatory Awards Beneficially Owned by Stockholder at a given time shall remain vested in and belong to Stockholder as of such time, and Parent shall have no authority to exercise any power or authority to direct Stockholder in the voting of any of the shares of Company Common Stock Beneficially Owned by Stockholder, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of the Company.

Section 6.18 Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

OC ACQUISITION LLC

By:
Name:
Title:

ROCKET ACQUISITION CORPORATION

By:
Name:
Title:

STOCKHOLDER:

Name:

Shares Beneficially Owned	Shares Owned of Record	Shares subject to Company Stock Options	Shares subject to other Company Compensatory Awards

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Exhibit B

Conditions to the Offer

The obligation of Merger Subsidiary to accept for payment and pay for shares of Company Common Stock validly tendered (and not withdrawn) pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the additional conditions set forth in clauses (a) through (k) below. Accordingly, notwithstanding any other provision of the Offer or this Agreement to the contrary, Merger Subsidiary shall not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act) pay for, and may delay the acceptance for payment or (subject to any such rules and regulations) the payment for, any tendered shares of Company Common Stock, and may terminate the Offer at any scheduled Expiration Date or amend or terminate the Offer as otherwise permitted by this Agreement, if the Minimum Condition or any of the following additional conditions shall not be satisfied or waived by 12:00 midnight, Eastern Time, at the end of the scheduled Expiration Date of the Offer:

(a)          no Governmental Authority having jurisdiction over any party hereto shall have issued any Order or taken any other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the Offer or the consummation of the Merger and no Applicable Law shall have been adopted that makes the Offer or consummation of the Merger illegal or otherwise prohibited;

(b)          (i) (A) each of the representations and warranties contained in Section 5.02(c) shall be true in all respects when made and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any such representation or warranty that is made as of a specified date, which need only be true in all respects as of such specified date) and (B) each of the Specified Company Representations (other than the representations and warranties contained in Section 5.02(c)), to the extent not qualified as to materiality or “Company Material Adverse Effect,” shall be true in all material respects, and to the extent so qualified shall be true in all respects, when made and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any Specified Company Representation that is made only as of a specified date, which need only be true, to the extent not qualified as to materiality or “Company Material Adverse Effect,” in all material respects, and to the extent so qualified, in all respects, in each case as of such specified date, (ii) the Other Company Representations, disregarding any materiality or Company Material Adverse Effect qualifications contained therein, shall be true when made and as of immediately prior to the Acceptance Time as if made at and as of such time (other than any Other Company Representations that are made only as of a specified date, which need only to be true as of such specified date); provided that the Other Company Representations as modified in clause (ii) shall be deemed true at any time unless the individual or aggregate impact of the failure to be so true would have or reasonably be expected to have a Company Material Adverse Effect; (iii) Parent shall have received a certificate signed on behalf of the Company by a senior Executive Officer of the Company to the foregoing effect, and (iv) the Company shall have delivered to Parent a certificate of the Company executed by the Secretary of the Company, dated as of the Acceptance Time, certifying: (A) the approval of the Company Board of this Agreement and the transactions contemplated hereby, (B) the articles of incorporation and bylaws (or similar governing documents) of the Company and each of its Subsidiaries, (C) the name, title, incumbency and signatures of the officers authorized to execute this Agreement and the other agreements contemplated hereby to which the Company is a party, and (D) any and all Company Board, committee and stockholder resolutions, consents or other actions taken by the Company Board, any committee of the Company Board or the stockholders between the date of this Agreement and the Acceptance Time;

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(c)          (i) the Company shall have performed in all material respects its obligations under this Agreement, and (ii) Parent shall have received a certificate signed on behalf of the Company by a senior Executive Officer of the Company to the foregoing effect;

(d)          there shall not be instituted, pending or overtly threatened any Proceeding initiated by any Governmental Authority (i) challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the Offer, the acceptance for payment by Merger Subsidiary of the shares of Company Common Stock tendered pursuant to the Offer or the consummation of the Merger or seeking to obtain material damages in connection therewith, (ii) seeking to restrain or prohibit Parent’s ownership or operation (or that of its Affiliates) of all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, or to compel Parent or any of its Affiliates to dispose of, license (whether pursuant to an exclusive or nonexclusive license) or hold separate all or any material portion of the business, assets or products of the Company and its Subsidiaries, taken as a whole, or of Parent and its Affiliates, taken as a whole, (iii) seeking, directly or indirectly, to impose or confirm material limitations on the ability of Parent or any of its Affiliates effectively to acquire, hold or exercise full rights of ownership of Company Common Stock or any shares of common stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the Company’s stockholders, or (iv) seeking in connection with the Offer, the Merger and the other transactions contemplated hereby to require divestiture by Parent, Merger Subsidiary or any of Parent’s other Affiliates of any Equity Interests;

(e)          there shall not be in effect any Order that is reasonably likely to result, directly or indirectly, in any of the effects referred to in clauses (i) through (iv) of the above clause (d);

(f)          the applicable waiting period (and any extension thereof, subject to Section 7.10(d)) applicable to the Merger, or to the purchase of Company Common Stock tendered pursuant to the Offer, under the HSR Act or Foreign Competition Laws shall have expired or been terminated, and any affirmative approval, consent, authorization or waiver of any Governmental Authority required under any Foreign Competition Laws shall have been obtained;

(g)          the Company shall have complied in all respects its obligations under Section 7.01(h) of this Agreement;

(h)          there has not been any fact, event, change, development or set of circumstances that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(i)          no Triggering Event shall have occurred; and

(j)          this Agreement shall not have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Parent and Merger Subsidiary and (except for the Minimum Condition) may be waived by Parent and Merger Subsidiary, in whole or in part at any time and from time to time, in the sole discretion of Parent and Merger Subsidiary.

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